Exhibit 2.1

EXECUTION COPY

SHARE AND ASSET PURCHASE AGREEMENT

dated as of December 22, 2013

among

ATMI, INC.,

ATMI SARL,

ATMI BELGIUM LLC,

ATMI PACKAGING, INC.,

ADVANCED TECHNOLOGY MATERIALS, INC.,

and

PALL CORPORATION

EXECUTION COPY

Exhibit E Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit F Non-U.S. Governmental Approvals

v

This SHARE AND ASSET PURCHASE AGREEMENT, dated as of December 22, 2013, is made among ATMI, Inc., a Delaware corporation (“ATMI”), ATMI Packaging, Inc., a Minnesota company (“ATMI Packaging”), Advanced Technology Materials, Inc., a Delaware company (“ATMI Opco” and, together with ATMI Packaging, the “Asset Sellers”), ATMI SARL, a company organized under the laws of Luxembourg (“ATMI SARL”), ATMI BELGIUM LLC, a Delaware limited liability company (“ATMI Belgium”, and together with ATMI SARL, the “Share Sellers”) and PALL CORPORATION, a New York corporation (the “Acquiror”).

PRELIMINARY STATEMENTS

A.           The Share Sellers are the owners of 100% of the issued share capital of ATMI BVBA, a company organized under the laws of Belgium (the “Company”).

B.           The Asset Sellers, the Company and the Transferred Entities are engaged in the business of developing, manufacturing and selling products, systems and services to customers (i) in the life sciences industry (including the pharmaceutical, biopharmaceutical, and cell therapy segments) consisting of single use bioprocess and bioreactor systems and  components which provide biotechnology customers with integrated disposable systems, including a  complete offering of scalable containment, storage, dispensing, mixing and bioreactor solutions and (ii) in the life sciences and microelectronics industries with respect to Ultra Clean Packaging (the “Business”).

C.           The Sellers wish to sell to the Acquiror, and the Acquiror wishes to purchase from the Sellers, certain of the assets of the Sellers related to or associated with their conduct of the Business including all of the issued share capital of the Company (the “Shares”), in each case, upon the terms and subject to the conditions set forth in this Agreement.  In connection therewith, the Acquiror wishes to assume, and the Sellers wish to have the Acquiror assume, certain liabilities of the Sellers related to or associated with the Business, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants, representations, warranties and agreements hereinafter set forth and intending to be legally bound, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms.  Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A to, or elsewhere in, this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.01. Purchase and Sale of Shares.  On the terms and subject to the conditions set forth in this Agreement, including the completion of the Restructuring

Transactions, at the Closing, the Share Sellers shall sell, convey, assign, transfer and deliver, as legal and beneficial owners, to the Acquiror, and the Acquiror shall purchase, acquire and accept from the Share Sellers, free and clear of all Liens, all right, title and interest in and to the Shares.

Section 2.02. Purchase and Sale of Assets.

(a) Transferred Assets.  On the terms and subject to the conditions set forth in this Agreement and subject to Section 2.03 and the exclusions set forth in Section 2.02(b), at the Closing, the Asset Sellers shall sell, convey, assign, transfer and deliver to the Acquiror, and the Acquiror shall purchase, acquire and accept from the Asset Sellers, free and clear of all Liens other than Permitted Exceptions, all of the Asset Sellers’ right, title and interest in, to and under all of the following assets and properties, as the same shall exist immediately prior to the Closing (collectively, the “Transferred Assets”):

(i) all raw materials, work-in-process, finished goods or products, supplies and other inventories Related to the Business (collectively, the “Inventory”);

(ii) all Business Contracts, including all Material Contracts but excluding Seller Business IP Agreements (collectively, together with the Assumed IP Agreements, the “Assumed Contracts”);

(iii) all personal property and interests therein, including machinery, equipment, furniture, furnishings, office equipment, communications equipment, vehicles, spare and replacement parts, fuel and other tangible personal property, in each case Related to the Business, including the items listed in Section 2.02(a)(iii) of the Disclosure Letter;

(iv) all Business Intellectual Property and Business Technology;

(v) all Business Contracts that are Seller Business IP Agreements (and all rights of the Asset Sellers under such Business Contracts), including those agreements that are listed in Section 2.02(a)(v) of the Disclosure Letter (collectively, the “Assumed IP Agreements”);

(vi) all accounts, notes and other receivables arising out of the sale of goods or products of the Business or otherwise Related to the Business;

(vii) all expenses Related to the Business that have been prepaid by the Asset Sellers, including ad valorem Taxes and lease and rental payments;

(viii) other than any Excluded Assets described in Section 2.02(b)(viii) and Section 2.02(b)(xix) below, all causes of action, claims (including counterclaims), credits, demands, remedies or rights of set-off against third parties relating to the Business, any of the Transferred Assets or any Assumed Liability as well as any books, records and privileged information relating thereto;

(ix) all governmental licenses, permits or other governmental authorizations that are Related to the Business, except to the extent that the transfer thereof would violate or would not be permitted or effective under applicable Law or the terms of such license or such license is otherwise not transferable (collectively, the “Transferred Permits”);

(x) other than any Excluded Assets of the type described in Section 2.02(b)(v), Section 2.02(b)(viii), Section 2.02(b)(xiv), Section 2.02(b)(x) or Section 2.02(b)(xvii) below, all books, records, databases, documentation, files and papers, whether in hard copy or computer format, including sales and promotional literature, manuals and data, sales and purchase correspondence, customer lists, lists of suppliers, personnel and Employee Records, in each case that are Related to the Business;

(xi) all goodwill of the Business;

(xii) all assets, rights and properties of or relating to any Employee Plan that (A) are transferred to the Acquiror or to any employee benefit plan maintained by the Acquiror, as expressly provided in Article VI or (B) are associated with or attributable to any Assumed Employee Plan (collectively, “Transferred Employee Plan Assets”);

(xiii) all shares of capital stock listed in Section 2.02(a)(xiii) of the Disclosure Letter (the “Asset Seller Minority Investments”);

(xiv) all assets, rights and properties of the Asset Sellers listed in Section 2.02(a)(xiv) of the Disclosure Letter; and

(xv) other than any Excluded Assets, all other assets, properties or rights of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, that are Related to the Business.

(b) Excluded Assets.  Notwithstanding anything to the contrary contained in this Agreement, the following assets and properties of the Sellers and their respective Affiliates (other than the Company and the Transferred Subsidiary) shall be retained by the Sellers and their respective Affiliates (other than the Company and the Transferred Subsidiary), and shall be excluded from the Transferred Assets (collectively, the “Excluded Assets”):

(i) (x) other than the Shares, the shares of capital stock of the Transferred Entities, the Company Minority Investments and the Asset Seller Minority Investments, (y) except as reflected in the Final Working Capital Statement, and (z) subject to Section 5.12, all cash and cash equivalents, securities (including all capital stock and/or equity interests in any Person) or negotiable instruments on hand or held by any bank or other third Person or elsewhere;

(ii) any and all rights to the ATMI Name and ATMI Marks, together with any contracts, agreements or understandings to the extent granting rights to use the same (including ATMI Name and ATMI Marks to the extent incorporated into any Business Intellectual Property or Business Technology);

(iii) except for the Company Owned Property, the Company Leased Property and any such right, title or interest of the Transferred JV (including all improvements, fixtures and appurtenances thereto and rights in respect thereof), all of the Sellers’ right, title and interest in owned and leased real property and other interests in real property including all such right, title and interest under each real property lease pursuant to which any of them leases, subleases (as sub-landlord or sub-tenant) or otherwise occupies any such leased real property, including all improvements, fixtures and appurtenances thereto and rights in respect thereof;

(iv) (A) all loans or advances by the Sellers to ATMI or any of its Affiliates (other than the Company or any Transferred Entity), and (B) all loans or advances by ATMI or its Affiliates (other than the Company or any Transferred Entity) to the Sellers;

(v) all Tax Returns of, or with respect to, the Asset Sellers, and all refunds of or credits relating to any Taxes that are Excluded Liabilities as set forth in Section 2.02(d)(iv);

(vi) subject to Section 5.12, all policies of or agreements for insurance and interests in insurance pools and programs, and any rights to proceeds thereof, other than any such policies, agreements, interests or rights of the Company or any Transferred Entity;

(vii) subject to Section 5.12, any assets Related to the Business owned on the date hereof or acquired after the date hereof and sold or otherwise disposed of in the ordinary course of business consistent with past practice prior to the Closing if permitted in accordance with the terms of this Agreement;

(viii) all causes of action (including counterclaims) and defenses against third parties primarily relating to any of the Excluded Assets or the Excluded Liabilities as well as any books, records and privileged information relating thereto;

(ix) all Seller Intellectual Property and Seller Technology;

(x) other than the Transferred Assets described in Section 2.02(a)(x) and Section 2.02(a)(xiv), all computer software, databases, documentation and related materials and licenses thereto and rights under licenses thereto;

(xi) the assets and properties listed in Section 2.02(b)(xi) of the Disclosure Letter;

(xii) all assets of the Employee Plans, other than Transferred Employee Plan Assets;

(xiii) any interest of the Sellers or their Affiliates (other than the Company and the Transferred Entities) under the Transaction Agreements;

(xiv) personnel and Employee Records for employees and former employees of the Sellers who are not Transferred Employees;

(xv) except as set forth in Section 2.02(a)(xiv) of the Disclosure Letter and Section 2.02(a), any other assets, properties, rights, contracts and claims of the Asset Sellers that are not Related to the Business, wherever located, whether tangible or intangible, real, personal or mixed;

(xvi) subject to Section 5.07, accounts receivable (including trade accounts receivable) where the payor thereunder is ATMI or a Subsidiary of ATMI (other than the Company and the Transferred Subsidiary), including, except as may be or remain outstanding pursuant to Section 5.07 hereof, intercompany accounts receivable (including trade accounts receivable).

(xvii) (A) all corporate minute books (and other similar corporate records) and stock records of the Sellers, (B) any books and records primarily relating to any of the Excluded Assets or (C) any books, records or other materials that the Sellers (x) are required by Law to retain (copies of which, to the extent permitted by Law, will be made available to the Acquiror at the Acquiror’s reasonable request and expense), (y) reasonably believe are related to Taxes (copies of which will be made available to the Acquiror at the Acquiror’s reasonable request and expense, but in no event shall such copies include any Tax Returns) or (z) are prohibited by Law from delivering to the Acquiror;

(xviii) all governmental licenses, permits or other governmental authorizations of the Sellers that are Related to the Business to the extent that the transfer thereof would violate or would not be permitted or effective under applicable Law or the terms of such license or such license is otherwise not transferable; and

(xix) all of the Sellers’ causes of action, claims, credits, demands, remedies, or rights of set-off against third parties, to the extent primarily related to any of the foregoing or to any Excluded Liabilities as described in Section 2.02(d).

Notwithstanding anything to the contrary contained in this Agreement or any of the Ancillary Agreements, the Acquiror acknowledges and agrees that all of the following shall be included among the Excluded Assets and shall remain the property of the Sellers and their respective Affiliates (other than the Company and the Transferred Entities), and neither the Acquiror nor any of its Affiliates (including, following the Closing, the Company and the Transferred Entities) shall have any interest therein:  (x) all records and reports prepared or received by the Sellers or any of their Affiliates prior to the Closing in connection with the sale of the Business and the transactions contemplated hereby, including all analyses relating to the Business or the Acquiror so prepared or received; (y) all confidentiality agreements with prospective purchasers of the Business or any portion thereof, and all bids and expressions of interest received from third parties with respect to the Business; and (z) all privileged materials, documents and records of the Sellers or the Sellers’ Affiliates (other than the Company and the Transferred Entities), including any privileged materials, documents and records of the Sellers or the Sellers’ Affiliates (other than the Company and the Transferred Entities) that are in the possession of the Company or the Transferred Subsidiary.  The Acquiror further acknowledges and agrees that, with respect to any Action or dispute between the Sellers or one of their Affiliates (other than the Company or the Transferred Entities), on the one hand, and the Acquiror or one of its Affiliates (including, following the Closing, the Company and the Transferred Entities), on the other hand, only the Sellers may waive any evidentiary privilege that may attach to a pre-Closing communication of the Sellers or one of their Affiliates that is determined by a court of competent jurisdiction to be subject to attorney-client privilege, and neither the Acquiror nor any of its Affiliates (including, following the Closing, the Company and the Transferred Entities) shall have the right to waive any such privilege.

(c) Assumed Liabilities.  On the terms and subject to the conditions set forth in this Agreement and subject to the exclusions set forth in Section 2.02(d), the Acquiror hereby agrees, effective at the time of the Closing, to assume and thereafter timely to pay, discharge and perform in accordance with their terms, all Liabilities of the Asset Sellers, the Company and the Transferred Subsidiary (and their respective Affiliates) arising from or relating primarily to the Transferred Assets or the Business, as the same shall exist on the Closing Date and irrespective of whether the same shall arise prior to, on or following the Closing Date (the “Assumed Liabilities”).  Without limiting the generality of the foregoing, subject to Section 2.02(d), the following shall be included among the Assumed Liabilities:

(i) all Liabilities specifically set forth as line items on the Reference Balance Sheet arising from or relating primarily to the Transferred Assets or the Business;

(ii) all Liabilities arising under any of the Assumed Contracts;

(iii) all Liabilities (A) for Taxes of the Company and the Transferred Subsidiary; (B) for Taxes with respect to the Transferred Assets (other than any Liability for Taxes with respect to the Transferred Assets that is an Excluded Liability as set forth in Section 2.02(d)(iv)); and (C) for any Transfer Taxes that the Acquiror is responsible for pursuant to Article VII;

(iv) all Liabilities Related to the Business (including all Liabilities with respect to the Transferred Assets), whether accruing before, on or after the Closing Date, whether known or unknown, fixed or contingent, asserted or unasserted, and not satisfied or extinguished as of the Closing Date;

(v) all Liabilities, whether accruing before, on or after the Closing Date, (A) relating in any way to the environment or natural resources, human health and safety or Hazardous Materials, and arising from or relating primarily to the Transferred Assets or the Business, or of the Company or the Transferred Entities or of any past, current or future businesses, operations or properties of the Company or the Transferred Subsidiary (including any businesses, operations or properties for which a future owner or operator of the Transferred Entities or the Business may be alleged to be responsible as a matter of Law, contract or otherwise) or (B) relating to the use, application, malfunction, defect, design, operation, performance or suitability of any product sold or distributed prior to the Closing by, or service rendered prior to the Closing by or on behalf of, any Seller in respect of the Business to any Person (including any products for which a current or future owner or operator of the Transferred Assets or the Business may be alleged to be responsible as a matter of Law, contract or otherwise);

(vi) all Liabilities with respect to any return, warranty or similar liabilities relating to products of the Business that were designed, manufactured or sold prior to the Closing or that were held in the inventory of the Business as of the Closing;

(vii) all Liabilities with respect to any Action to the extent Related to the Business or the ownership of any of the Transferred Assets, whether arising prior to, on or after the Closing; and

(viii) (A) all Liabilities arising from or relating to the employment of any Transferred Employee (or termination of employment of any Transferred Employee) in each case, that arise following the Closing and (B) those liabilities arising from or relating to the employment of any Transferred Employee that are expressly assumed pursuant to Article VI (the “Transferred Employee Liabilities”).

(d) Excluded Liabilities.  The Acquiror is not assuming or agreeing to pay or discharge any, and the Sellers shall retain and be responsible for all, Liabilities other than Assumed Liabilities, including the following Liabilities (collectively, the “Excluded Liabilities”), notwithstanding any other provision of this Agreement:

(i) any Debt, including, for the avoidance of doubt, of the Company and the Transferred Subsidiary (other than any (A) intercompany debt between the Company and the Transferred Subsidiary and (B) as set forth on Section 2.02(d)(i) of the Disclosure Letter);

(ii) any Liability set forth in Section 2.02(d)(ii) of the Disclosure Letter;

(iii) any Liability primarily relating to or arising under any Excluded Asset;

(iv) any Liability for Taxes of the Sellers or any of their Affiliates (other than the Company or the Transferred Subsidiary) for any taxable period (including any Liability for Taxes with respect to the Transferred Assets and any Taxes resulting from or attributable to the sale or transfer of the Shares (except as provided in Section 7.01));

(v) any Liability relating to employment or employee benefits, other than any Transferred Employee Liabilities, including without limitation, any Liability to any Business Employee under the ATMI, Inc. 2003 Stock Plan and the ATMI, Inc. 2010 Stock Plan;

(vi) all Liabilities arising out of or relating to the Restructuring Transactions; and

(vii) subject to Section 5.07, any Liability for any accounts payable (including trade accounts payable) where the payee thereunder is ATMI or a Subsidiary of ATMI (other than the Company and the Transferred Subsidiary), including, except as may be or remain outstanding as of the Closing pursuant to Section 5.07 hereof, any Liability for any intercompany accounts payable (including trade accounts payable).

Section 2.03. Assignment of Certain Transferred Assets.

(a) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to convey, assign, transfer or deliver to the Acquiror any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted conveyance, assignment, transfer or delivery thereof, or an agreement to do any of the foregoing, without the consent of a third party (including any Governmental Authority), would constitute a breach or other contravention thereof or a violation of Law or would in any way adversely affect the rights of the Acquiror (as assignee or transferee of the Sellers, or otherwise) thereto or thereunder.  Subject to the last sentence of Section 5.05(d) and except as set forth on Section 2.03 of the Disclosure Letter, the Sellers will use their commercially reasonable efforts to obtain any consent necessary, and to take such other actions (including delivery of any notice or opinion of counsel) that may be required, for the conveyance, assignment, transfer or delivery of any such Transferred Asset, claim, right or benefit to the Acquiror.  If, on the Closing Date, any such consent is not obtained, or if an attempted conveyance, assignment, transfer or delivery thereof or performance thereof by the Acquiror would be ineffective or a violation of Law or would adversely affect the rights of the Acquiror thereto or thereunder so that the Acquiror would not in fact receive all such rights, the Sellers and the Acquiror will, subject to Section 5.05(d), cooperate in a mutually acceptable arrangement under which the Acquiror would, in compliance with Law, obtain the benefits and assume the obligations and bear the economic burdens associated with such Transferred Asset, claim, right or benefit in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the Acquiror, or under which the Asset Sellers would enforce for the benefit (and at the expense) of the Acquiror any and all of their rights against a third party (including any Governmental Authority) associated with such Transferred Asset, claim, right or benefit (collectively, “Third Party Rights”), and the Asset Sellers would promptly pay to the Acquiror when received all monies received by them under any such Transferred Asset, claim, right or benefit.

(b) Notwithstanding the foregoing, any such Transferred Asset shall be conveyed, assigned, transferred and delivered to the Acquiror upon receipt of the requisite consent unless such attempted contribution, conveyance, assignment, transfer or delivery thereof would be ineffective or a violation of Law or would adversely affect the rights of the Acquiror.

Section 2.04. Closing.  On (a) the third Business Day after all of the conditions set forth in Section 8.01(b) and Section 8.02(b) shall have been satisfied or waived in accordance with this Agreement, provided, that the Closing shall not occur prior to February 1, 2014, or (b) such other date as the Sellers and the Acquiror may mutually agree in writing, provided that, in either case, the conditions to Closing specified in Section 8.01 and Section 8.02 are then satisfied or have been waived (other than those which, by their nature, are to be satisfied at the Closing, but subject to such satisfaction), the sale and purchase of the Shares and the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) that will be held at 9:00 am New York Time at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, or such other place as the Sellers and the Acquiror may agree in writing (the date on which the Closing takes place being the “Closing Date”).

Section 2.05. Purchase Price.  The aggregate “Purchase Price” for the Shares and the Transferred Assets shall be an amount in cash equal to $185,000,000, which amount shall be adjusted as a result of the Closing Adjustment, if any, pursuant to Section 2.06, and the Post-Closing Adjustment, if any, pursuant to Section 2.14.  The Purchase Price shall be paid to an account or accounts designated by the Sellers in the Closing Notice.

Section 2.06. Closing Adjustment.  Not less than five (5) Business Days prior to the anticipated Closing Date, the Sellers shall provide the Acquiror with a notice (the “Closing Notice”) that includes the following:

(a) a “Statement of Estimated Working Capital”, prepared in accordance with the Transaction Accounting Principles and in the format of the Reference Working Capital Statement, setting forth the estimated Working Capital of the Business as of the opening of business on the Closing Date (“Estimated Working Capital”);

(b) the Sellers’ determination of the “Closing Adjustment”, which shall equal the amount of Estimated Working Capital less the amount of Target Working Capital;

(c) taking into account the Closing Adjustment, the amount to be paid by the Acquiror to the Sellers at the Closing (the “Closing Payment”); and

(d) the account or accounts to which the Acquiror shall pay the Closing Payment pursuant to Section 2.08(a).

If the Closing Adjustment is a positive amount, then the Purchase Price paid by the Acquiror as directed by the Sellers at the Closing in the Closing Notice shall be increased by the Closing Adjustment.  If the Closing Adjustment is a negative amount, then the Purchase Price paid by the Acquiror as directed by the Sellers at the Closing shall be decreased by the absolute value of the Closing Adjustment.

Section 2.07. Closing Deliveries by the Sellers.  At the Closing, the Sellers shall deliver or cause to be delivered to the Acquiror:

(a) the original share register book of the Company, with recorded therein the transfer of the Shares to the Acquiror, duly signed and dated by the Share Sellers;

(b) if requested by the Acquiror, the letters of resignation of each Person set forth on Section 2.07(b) of the Disclosure Letter (the “Resigning Directors”), pursuant to which the aforementioned Persons resign as director (zaakvoerder / gérant) and, as the case may be, (managing) director (gedelegeerd) bestuurder / administrateur (délégué), of the Company, the Transferred Subsidiary and/or the Transferred JV, as applicable, effective as of the Closing, in the forms attached hereto as Exhibit B with respect to the Company and the Transferred Subsidiary and in a form to be reasonably agreed by the parties with respect to the Transferred JV;

(c) a receipt for the Closing Payment;

(d) duly executed counterparts to the Ancillary Agreements contemplated to be delivered pursuant to Section 8.02(d);

(e) such other deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary for the assumption by the Acquiror of the Assumed Liabilities or, subject to Section 2.03, to vest in the Acquiror all of the Sellers’ right, title and interest in, to and under the Transferred Assets;

(f) a certificate of a duly authorized officer of each Seller certifying as to the matters set forth in Section 8.02(a); and

(g) a certificate in accordance with Treasury Regulations Section 1.1445-2(b)(2) from each Asset Seller to the effect that such Asset Seller is not a “foreign person”.

Section 2.08. Closing Deliveries by the Acquiror.  At the Closing, the Acquiror shall deliver to the Sellers:

(a) the Closing Payment by wire transfer in immediately available funds, to an account or accounts as directed by the Sellers in the Closing Notice;

(b) upon receipt of the original share register book of the Company as contemplated by Section 2.07(a), a copy of the relevant pages of the original share register book of the Company, with recorded therein the transfer of the Shares to the Acquiror, duly signed and dated by the Acquiror;

(c) duly executed counterparts to the Ancillary Agreements contemplated to be delivered pursuant to Section 8.01(d);

(d) a certificate of a duly authorized officer of the Acquiror certifying as to the matters set forth in Section 8.01(a); and

(e) such other deeds, assumptions and other good and sufficient instruments of conveyance and assumption as the parties and their respective counsel shall deem reasonably necessary for the assumption by the Acquiror of the Assumed Liabilities or, subject to Section 2.03, to vest in the Acquiror all of the Sellers’ right, title and interest in, to and under the Transferred Assets.

Section 2.09. Release from Directors’ Liability.

(a) Immediately following Closing on the Closing Date, the Acquiror shall attend a general shareholders’ meeting of the Company and the Transferred Subsidiary (or pass unanimous written shareholders’ resolutions of the Company and the Transferred Subsidiary) to acknowledge the resignation of the Resigning Directors from their mandate as director (zaakvoerder / gérant) and, as the case may be, director (bestuurder / administrateur) and to vote in favor of a resolution releasing the Resigning Directors from liability (kwijting / décharge) for the performance of their duties  with respect to the exercise of such mandate within the Company and/or the Transferred Subsidiary during the current and previous fiscal years (to the extent such release (kwijting / décharge) has not yet been granted for such years) up to and including the Closing Date.

(b) The Acquiror will cause and ensure that neither it nor any of its Affiliates will initiate any legal action against any of the Resigning Directors on any grounds related to the exercise of their respective mandates within the Company prior to their resignation or otherwise.

Section 2.10. Publication.  The Acquiror will cause the Company to file with the relevant commercial court the publication forms required to be filed in respect of the resolutions by the shareholders referred to in Section 2.09(a) within five (5) Business Days following the Closing Date and shall provide to the Sellers a copy of such filed publication forms, stamped by the clerk of the relevant commercial court, within five (5) Business Days of the receipt thereof by the Company or the Acquiror.

Section 2.11. Confirmation of Release from Directors’ Liability.  The Acquiror undertakes to cast its votes, and/or to cause any Affiliate who is a shareholder of the Company and/or the Transferred Subsidiary at the relevant times to cast its votes, at the next annual general shareholders’ meetings of the Company and the Transferred Subsidiary which will resolve upon the annual accounts of the Company and the Transferred Subsidiary for the current fiscal year of the Company and the Transferred Subsidiary (which annual general shareholders’ meetings the Acquiror will cause to be held), in favor of a confirmation of a full and unconditional release (kwijting / décharge) of each of the Resigning Directors with respect to the exercise of their mandate as director (zaakvoerder / gérant) within the Company and, as the case may be, director (bestuurder / administrateur) within the Transferred Subsidiary during the current and previous fiscal years (to the extent such release (kwijting / décharge) has not yet been granted for such years) up to and including the Closing Date, subject to articles 284 and 544 of the Belgian Companies Code.

Section 2.12. Post-Closing Statements.

(a) Within ten (10) days after the Closing Date, the Sellers shall prepare and deliver (or cause to be prepared and delivered) to the Acquiror a statement (the “Initial Working Capital Statement”) of Working Capital as of the opening of business on the Closing Date (“Closing Working Capital”).  The Initial Working Capital Statement shall be prepared in accordance with the Transaction Accounting Principles and shall be in the format of the Reference Working Capital Statement.  In connection with the Sellers’ preparation of the Initial Working Capital Statement, to the extent the Sellers do not have all relevant information in their possession, the Acquiror shall make available all relevant information and the individuals in its employ and responsible for and knowledgeable about the information to be used in the preparation of the Initial Working Capital Statement in order to respond to the reasonable inquiries of, or requests for information by, the Sellers.

(b) During the fifteen (15) Business Day period immediately following the Acquiror’s receipt of the Initial Working Capital Statement (the “Review Period”), the Acquiror

and its Representatives will, upon reasonable prior notice, be permitted to review the Sellers’ work papers, and all books and records of the Sellers and their respective Affiliates used or useful in the review of the Initial Working Capital Statement, and the Sellers shall make available all relevant information and the individuals in their employ responsible for or knowledgeable about the information used in the preparation of the Initial Working Capital Statement in order to respond to the reasonable inquiries of, or requests for information by, the Acquiror.

(c) The Acquiror agrees that, following the Closing through the date that the Final Working Capital Statement becomes final and binding, it will not take any actions with respect to any accounting books, records, policies or procedures on which the Reference Balance Sheet or the Initial Working Capital Statement is based or on which the Final Working Capital Statement is to be based that would impede, delay or otherwise affect the determination of the amount of Closing Working Capital or the preparation of the Notice of Disagreement or the Final Working Capital Statement in the manner and utilizing the methods required by this Agreement.  The Sellers and the Acquiror acknowledge that the sole purpose of the determination of Working Capital is to adjust the Purchase Price so as to reflect the change in Working Capital.

Section 2.13. Reconciliation of Post-Closing Statements.

(a) The Acquiror shall notify the Sellers in writing (the “Notice of Disagreement”) prior to the expiration of the Review Period if the Acquiror disagrees with the Initial Working Capital Statement (or the Closing Working Capital set forth therein) in an amount that, if such disagreement were resolved in favor of the Acquiror, would result in a change to the amount of the Post-Closing Adjustment.  The Notice of Disagreement shall set forth in reasonable detail the basis for such disagreement, the amounts involved and the Acquiror’s determination of the amount of Closing Working Capital.

(b) During the 10-day period immediately following the delivery of a Notice of Disagreement (the “Consultation Period”), the Sellers and the Acquiror shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement.

(c) If, at the end of the Consultation Period, the Sellers and the Acquiror have been unable to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement, the Sellers and the Acquiror shall each have the right to submit all matters that remain in dispute with respect to the Notice of Disagreement (along with a copy of the Initial Working Capital Statement marked to indicate those line items that are not in dispute) to (i) an independent certified public accounting firm in the United States of international recognition mutually acceptable to the Sellers and the Acquiror (the “Independent Accounting Firm”) or (ii) if the Sellers and the Acquiror are unable to agree upon such a firm within three (3) Business Days after a party hereto chooses to submit such dispute to an Independent Accounting Firm, then within an additional three (3) Business Days, the Sellers, on the one hand, and the Acquiror, on the other hand, shall each select one such firm and those two firms shall select a third such firm, in which event “Independent Accounting Firm” shall mean such third firm.  Within ten (10) Business Days after such firm’s selection, the Independent Accounting Firm shall make a final determination, binding on the parties to this Agreement, of the appropriate amount of each of the line items in the Initial Working Capital Statement as to which the Sellers and the Acquiror disagree as set out in the Notice of Disagreement.  With respect to each disputed line item, such determination, if not in accordance with the position of either the Sellers, on the one hand, or the Acquiror, on the other hand, shall not be in excess of the amount that results in a higher Closing Working Capital, nor less than the amount that results in a lower Closing Working Capital, as advocated by Sellers in the Initial Working Capital Statement or the Acquiror in the Notice of Disagreement with respect to such disputed line item, respectively.  During such determination period, the Independent Accounting Firm also shall (i) prepare a statement of Closing Working Capital based upon all of the line items not disputed by the parties and the line items determined by the Independent Accounting Firm and (ii) determine the amount of Closing Working Capital reflected on such statement.  The statement of Closing Working Capital that is final and binding on the parties, as determined either through agreement of the parties pursuant to Section 2.12(a), Section 2.13(a) or Section 2.13(b) or through the action of the Independent Accounting Firm pursuant to this Section 2.13(c), is referred to as the “Final Working Capital Statement”.

(d) The cost of the Independent Accounting Firm’s review and determination shall be allocated to and borne by the Acquiror and the Sellers based on the inverse of the percentage that the Independent Accounting Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accounting Firm.  For example, should the items in dispute total in amount to $1,000 and the Independent Accounting Firm awards $600 in favor of the Sellers’ position, 60% of the costs of its review would be borne by the Acquiror and 40% would be borne by the Sellers.  During the review by the Independent Accounting Firm, the Acquiror and the Sellers and their accountants will each make available to the Independent Accounting Firm interviews with such individuals, and such information, books and records and work papers, as may be reasonably required by the Independent Accounting Firm to fulfill its obligations under Section 2.13(c); provided, however, that the accountants of the Sellers or the Acquiror shall not be obliged to make any work papers available to the Independent Accounting Firm except in accordance with such accountants’ normal disclosure procedures and then only after such firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.  In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.

Section 2.14. Post-Closing Adjustment.  If the amount of Closing Working Capital set forth in the Final Working Capital Statement less the amount of Working Capital set forth in the Statement of Estimated Working Capital equals (i) a positive amount, and such positive amount is greater than $1,000,000, then the Acquiror shall pay the amount of such positive amount in cash to the Sellers, or (ii) a negative amount, and the absolute value of such negative amount is greater than $1,000,000, then the Sellers shall pay the amount of such absolute value in cash to the Acquiror (such amount, if any, that either the Acquiror is obligated to pay to the Sellers, or the Sellers are obligated to pay to the Acquiror, being herein referred to as the “Post-Closing Adjustment”).  Payment of the Post-Closing Adjustment shall be made within five (5) Business Days after the Final Working Capital Statement becomes such, together with interest thereon at the Interest Rate calculated and payable in cash in accordance with Section 2.15 for a period beginning on the Closing Date and ending on the date of payment.

Section 2.15. Payments and Computations.  Except for the payment of the Closing Payment (which shall be paid at the Closing), each party hereto shall make each payment due to another party hereto not later than 11:00 a.m., New York City time, on the day when due.  All payments (including the Closing Payment) shall be paid by wire transfer in immediately available funds to the account or accounts designated in advance by the party receiving such payment.  Subject to Section 7.01, the Acquiror shall deduct from the Closing Payment and any payment hereunder (including pursuant to Section 2.14) any amounts if and to the extent that any such amounts are required to be withheld and deducted under applicable Tax Law.  Any amounts so deducted shall be remitted by the Acquiror to the appropriate Governmental Authority on a timely basis and shall be treated for all purposes of this Agreement as having been paid to the Seller in respect of which such deduction was made; provided, that the Acquiror shall provide a schedule to the Sellers, no later than three (3) days prior to Closing, set forth any amounts that are proposed to be withheld.  All computations of interest shall be made on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  Whenever any payment under this Agreement shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of, and payment of, interest.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, jointly and severally, hereby represents and warrants to the Acquiror that, except as set forth in the Disclosure Letter:

Section 3.01. Incorporation, Qualification and Authority.

(a) Each of the Sellers is a corporation or other organization incorporated or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation or organization and has all necessary power to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Transaction Agreements to which it is a party.  Each of the Sellers has the corporate power and authority to operate its business with respect to the Business Assets as now conducted and is qualified as a foreign corporation to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not materially impair or delay the ability of such Sellers to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements to which it is a party.  Each of the Transferred Assets is, and as of the Closing Date will be, owned or leased by an Asset Seller and the Asset Sellers, the Company and the Transferred Subsidiary are the only Affiliates of the Sellers that own or lease any assets, properties or rights of any kind Related to the Business.  The execution and delivery by the Sellers of the Transaction Agreements to which they are parties and the consummation by the Sellers of the transactions contemplated by, and the performance by the Sellers of their obligations under, the Transaction Agreements have been duly authorized by all requisite action on the part of the Sellers.  This Agreement has been, and upon execution and delivery the

Ancillary Agreements to which they are parties will be, duly executed and delivered by the Sellers party thereto, and (assuming due authorization, execution and delivery by the Acquiror) this Agreement constitutes, and upon execution and delivery, the Ancillary Agreements will constitute, legal, valid and binding obligations of the Sellers party thereto, enforceable against the Sellers party thereto in accordance with their terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) Each of the Company, the Transferred Subsidiary and, to the Knowledge of the Sellers, the Transferred JV, is duly incorporated or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation or organization and has the requisite power and authority to operate its business as now conducted, except where the failure to be so qualified or in good standing has not had and would not be reasonably expected to materially and adversely affect the ability of the Company or any Transferred Entity to conduct the Business.

Section 3.02. Capital Structure of the Company and the Transferred Entities.

(a) The Share Sellers are the legal and beneficial owners of the Shares and such Shares constitute all of the issued and outstanding shares in the capital of the Company.  All of the Shares have been properly issued and are fully paid.  The Shares are free from any Lien and there is no agreement or commitment outstanding to create a Lien in relation to the Shares or any unissued shares in the Company in favor of any other Person and no claim has been made by any Person to be entitled to any.  There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Shares or obligating either the Sellers or the Company to issue or sell any Shares of, or any other interest in, the Company.  Except for this Agreement, there is no agreement or arrangement entered into (whether conditional or not) which requires the present or future creation, issue, sale, transfer, redemption or repayment of any share capital of the Company, or grants or requires the grant to any Person of the right to call for the creation, issue, sale, transfer, redemption or repayment of any share capital of the Company.

(b) The Company is the legal and beneficial owner of (i) all of the issued and outstanding shares of capital stock of the Transferred Subsidiary, (ii) 500,000 shares of capital stock of the Transferred JV representing forty per cent (40%) of the issued and outstanding shares of capital stock of the Transferred JV, and (iii) all of the shares of capital stock or other equity interests set forth on Section 3.02(b)(i) of the Disclosure Letter (the “Company Minority Investments”).  Such shares of capital stock of the Transferred Subsidiary and the Transferred JV and, to the Knowledge of Sellers, the Company Minority Investments have been properly issued and are fully paid.  Except for the Transferred JV Agreement (solely with respect to the shares of capital stock of the Transferred JV) and as set forth on Section 3.02(b)(ii) of the Disclosure Letter (solely with respect to the applicable Company Minority Investments as described therein), (A) such shares and other equity interests are free from any Lien and there is no agreement or commitment outstanding to create a Lien in relation to such shares or other equity interests in favor of any other Person and no claim has been made by any Person to be entitled to any and (B) there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to such shares or obligating the Sellers, the Company or the Transferred Entities to issue or sell any such shares or other equity interests.  Except for the Transferred JV Agreement (solely with respect to the shares of capital stock of the Transferred JV), there is no agreement or arrangement entered into (whether conditional or not) which requires the present or future creation, issue, sale, transfer, redemption or repayment of any shares of, or any other interest in, the Transferred Subsidiary, or to the Knowledge of the Sellers, the Transferred JV, or grants or requires the grant to any Person of the right to call for the creation, issue, sale, transfer, redemption or repayment of any shares of, or other interests in, the Transferred Subsidiary, or to the Knowledge of the Sellers, the Transferred JV.  Except for the Transferred Subsidiary, the Transferred JV and in respect of the Company Minority Investments, neither the Company nor the Transferred Subsidiary own any equity interests or capital stock of any Person.  The execution, delivery and performance by the Sellers of the Transaction Agreements and the consummation by the Sellers of the transactions contemplated by the Transaction Agreements do not and will not result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration, first offer, first refusal, co-sale or similar rights, under the Transferred JV Agreement, as amended or modified from time to time, or any similar or related agreement or organizational document in respect of the Transferred JV.

Section 3.03. No Conflict.  Provided that all consents, approvals, authorizations and other actions described in Section 3.04 have been obtained or taken and except as may result from any facts or circumstances relating to the Acquiror or its Affiliates, the execution, delivery and performance by the Sellers of the Transaction Agreements and the consummation by the Sellers of the transactions contemplated by the Transaction Agreements do not and will not (a) violate or conflict with the certificate or articles of incorporation or bylaws or similar organizational documents, including any shareholder agreement, of any of the Sellers, the Company or the Transferred Entities, (b) conflict with or violate any Law or Governmental Order applicable to the Sellers, the Business, the Company, the Transferred Subsidiary, the Transferred Assets or, to the Knowledge of the Sellers, the Transferred JV, or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration, first offer, first refusal or cancellation of, or result in the creation of any Lien (other than a Permitted Exception) on the Shares or any of the Business Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which any of the Sellers, the Company or the Transferred Subsidiary is a party or by which any Business Asset is bound or affected, except, in the case of clauses (b) and (c), for any such conflicts, violations, breaches, defaults, rights or Liens as would not materially impair or delay the ability of the Sellers to consummate the transactions contemplated by, or perform their obligations under, the Transaction Agreements.

Section 3.04. Consents and Approvals.  The execution and delivery by the Sellers of the Transaction Agreements to which they are parties do not, and the performance by the Sellers of, and the consummation by the Sellers of the transactions contemplated by, the Transaction Agreements to which they are parties will not, require any material consent, approval, authorization or other action by, or any material filing with or notification to, any

Governmental Authority, except (a) in connection, or in compliance with, the applicable filings or approvals under antitrust and competition Laws, (b) where the failure to obtain such consent, approval, authorization or action or to make such filing or notification would not prevent or materially delay the consummation by the Sellers of the transactions contemplated by, or the performance by the Sellers of any of their material obligations under, the Transaction Agreements, or (c) as may be necessary as a result of any facts or circumstances relating solely to the Acquiror or its Affiliates.

Section 3.05. Financial Information; Absence of Undisclosed Liabilities.

(a) Section 3.05(a) of the Disclosure Letter sets forth (i) the unaudited statement of assets and liabilities of the Business at December 31, 2012 and for the nine (9) month period ended September 30, 2013 and (ii) the unaudited statements of revenues and expenses of the Business for the year ended December 31, 2012 and for the nine (9) month period ended September 30, 2013 (the statements of assets and liabilities and statements of revenues and expenses referred to in clauses (i) and (ii) being herein collectively referred to as the “Financial Statements”).  For the purposes hereof, the unaudited balance sheet of the Business for the nine (9) month period ended September 30, 2013 referred to in clause (i) is herein referred to as the “Reference Balance Sheet”.  The Financial Statements, the Monthly Management Statements and the 2013 Financial Statements: (A) were, or in the case of the Monthly Management Statements and the 2013 Financial Statements will be,  derived from the books and records of the Sellers and their respective Affiliates, which books and records are true and correct in all material respects, and (B) present, or in the case of the Monthly Management Statements and the 2013 Financial Statements will present, fairly, in all material respects, the financial condition, assets and Liabilities of the Business as of the dates therein specified and the results of operations of the Business for the periods indicated.  The Financial Statements were, or in the case of the 2013 Financial Statements will be, prepared in accordance with US GAAP.   The Monthly Management Statements will be prepared in the ordinary course of the Business, consistent with past practice.

(b) Except (i) as reflected or reserved on the Reference Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Reference Balance Sheet which are not, individually or in the aggregate, material to the Business, and (iii) for Excluded Liabilities, there are no Liabilities of the Business (whether accrued, absolute, contingent or otherwise).

Section 3.06. Absence of Certain Changes or Events.  Except as contemplated by this Agreement, (i) from the date of the Reference Balance Sheet to the date of this Agreement, the Sellers, the Company and the Transferred Subsidiary have conducted the Business in the ordinary course consistent with past practice, and (ii) from the date of the Reference Balance Sheet, there has not occurred any Material Adverse Effect.

Section 3.07. Absence of Litigation.  Excluding any Actions threatened or pending under, related to, or in connection with, any Environmental Laws or Environmental Permits (which are covered in Section 3.12), there are no Actions pending or, to the Knowledge of the Sellers, threatened against the Asset Sellers (in respect of the Business, the Transferred

Assets or the Assumed Liabilities), the Company or the Transferred Subsidiary that have had, or would reasonably be expected to have, a Material Adverse Effect.

Section 3.08. Compliance with Laws.  Excluding Environmental Laws and Governmental Orders arising under Environmental Laws (which are covered in Section 3.12), Laws related to employment and employee benefits (which are covered in Section 3.14) and Taxes (which are covered in Section 3.16), none of the Sellers (with respect to the Business), the Company or the Transferred Subsidiary is in violation of any Laws or Governmental Orders applicable to the conduct of the Business or any Business Asset, except for violations the existence of which has not had, and would not reasonably be expected to have, a Material Adverse Effect.

Section 3.09. Governmental Licenses and Permits.

(a) Excluding Environmental Permits (which are covered in Section 3.12), the Asset Sellers, the Company and the Transferred Subsidiary hold all governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations Related to the Business that are material to the Business (collectively, “Material Permits”), each of which is valid, binding and in full force and effect in all material respects.

(b) Excluding Environmental Permits (which are covered in Section 3.12), none of the Asset Sellers, the Company or the Transferred Subsidiary is in default or violation of any of the Material Permits, except such defaults or violations as have not had, and would not reasonably be expected to have, a Material Adverse Effect, and no Action is pending or, to the Knowledge of the Sellers, threatened to revoke any Material Permit.

(c) All of the Material Permits are Transferred Permits.

Section 3.10. Sufficiency of the Business Assets; Liens.

(a) On the Closing Date (assuming receipt of all consents, approvals and authorizations relating to the matters set forth in Section 3.03 of the Disclosure Letter or as contemplated by Section 3.04), the Business Assets will, taking into account all Ancillary Agreements and Third Party Rights, constitute all of the assets (other than Intellectual Property and Technology) necessary to conduct the Business immediately following the Closing in all material respects as it is conducted on the date of this Agreement; provided, however, that nothing in this Section 3.10(a) shall be deemed to constitute a representation or warranty as to the adequacy of the amounts of working capital (or the availability of the same) or as to the sufficiency of any Excluded Assets; provided, further, that this Section 3.10 shall not be deemed to be breached as a result of any action (i) for which the Acquiror has provided its prior written consent (including pursuant to Section 5.01) or (ii) that the Sellers, the Company or the Transferred Subsidiary do not take as a result of the Acquiror not providing consent following the written request of the Sellers therefor pursuant to Section 5.01(a)(v).

(b) Except for Permitted Exceptions or Liens created by or through the Acquiror or any of its Affiliates, the Asset Sellers, the Company and the Transferred Subsidiary have, and at the Closing the Acquiror or one or more of its Affiliates pursuant to Section 10.07 shall receive good, valid and marketable title to, or a valid legal right to use, as the case may be, all of the Business Assets (other than the Real Properties, which are the subject of Section 3.15, and Intellectual Property and Technology), all of which are owned by or otherwise made available to the Asset Sellers, the Company or the Transferred Subsidiary, as the case may be, free and clear of all Liens other than Permitted Exceptions.

(c) The tangible assets included in the Business Assets are, in all material respects, in good operating condition and repair (normal wear and tear excepted) and are suitable and adequate for the purposes for which they are presently being used in all material respects.

Section 3.11. Intellectual Property.

(a) Section 3.11(a) of the Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of (i) all Registered Intellectual Property included in the Business Intellectual Property, (ii) all Assumed IP Agreements and Company IP Agreements pursuant to which a third party has granted to an Asset Seller, the Company or the Transferred Subsidiary (as applicable) a license under, or a covenant not to sue in respect of, Intellectual Property Used in the conduct of the Business, other than agreements relating to commercially available off the shelf computer software licensed pursuant to standard terms or agreements pursuant to which the license fees are less than $100,000 per year, and (iii) all Assumed IP Agreements and Company IP Agreements pursuant to which an Asset Seller, the Company or the Transferred Subsidiary (as applicable) has granted to a third party a license under, or a covenant not to sue in respect of, Business Intellectual Property that is material to the operation of the Business, other than licenses granted in the ordinary course of business to customers or distributors.

(b)  The Business Assets, the Third Party Rights, the Business Intellectual Property, the Business Technology, the rights contemplated under the Assumed IP Agreements and the Company IP Agreements and the rights of the Acquiror contemplated under the Ancillary Agreements constitute all material Intellectual Property (other than the ATMI Name and ATMI Marks or “ATMI” or the ATMI logo incorporated into other Intellectual Property) that is both Used in and necessary to the conduct of the Business immediately following the Closing in all material respects as it is conducted on the date of this Agreement, assuming receipt of the relevant consents, approvals and authorizations relating to the matters set forth in Section 3.03 of the Disclosure Letter; provided that this Section 3.11(b) shall not be deemed to be breached as a result of any action (i) for which the Acquiror has provided its prior written consent (including pursuant to Section 5.01) or (ii) that the Sellers, the Company or the Transferred Subsidiary do not take as a result of the Acquiror not providing consent following the written request of the Sellers therefor pursuant to Section 5.01.

(c) The Asset Sellers, the Company or the Transferred Subsidiary (individually or collectively) are the exclusive owners of the entire right, title and interest in and to the Business Intellectual Property and Business Technology, free and clear of all Liens other than Permitted Exceptions.  The Business Intellectual Property that is Registered Intellectual Property (excluding any application) and is Used in and material to the operation of the Business has not been held by a court of competent jurisdiction to be invalid or unenforceable in whole or in part.  There is no Action pending or, to the Knowledge of the Sellers, threatened against the Sellers, the Company or the Transferred Subsidiary challenging the Sellers’, the Company’s or the Transferred Subsidiary’s ownership of, or the validity or enforceability of, any Business Intellectual Property or Business Technology (as applicable) that is Used in and material to the operation of the Business.  To the Knowledge of the Sellers, the Business Intellectual Property that is Registered Intellectual Property (excluding any application) and is Used in and material to the operation of the Business is valid and enforceable.  There are no existing contracts, agreements, options, commitments, or rights with, to, or in any Person to acquire title in or to any of the Business Intellectual Property or the Business Technology.  After the Closing none of the Sellers, their respective Affiliates, or any prior owner or inventor, will retain any rights or interest in the Business Intellectual Property or the Business Technology.  The agreements set forth under Section 3.11(a)(iii) of the Disclosure Letter constitute all licenses or covenants not to sue granted with respect to the Business Intellectual Property that is material to the operation of the Business, other than licenses granted in the ordinary course of business to customers or distributors.

(d) To the Knowledge of the Sellers, the manufacturing, use and sale of the products of the Business as manufactured, used and sold by the Sellers, the Company or the Transferred Subsidiary do not infringe upon or misappropriate the valid and enforceable Intellectual Property of any third party.

(e) To the Knowledge of the Sellers, no third party is engaging in any activity that infringes the Business Intellectual Property or the Business Technology, except for any such infringements that do not materially impair the ability of the Sellers, the Company and the Transferred Subsidiary to operate the Business.

(f) There is no Intellectual Property infringement suit, action or proceeding pending or, to the Knowledge of the Sellers, threatened against the Sellers, the Company or the Transferred Subsidiary with respect to any Business Intellectual Property Used by, and necessary to the operation of, the Business as conducted by the Sellers, the Company and the Transferred Subsidiary which suit, action or proceeding is reasonably likely to have a Material Adverse Effect.

Section 3.12. Environmental Matters.  Except as otherwise has not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (i) there are no Actions pending or threatened against the Sellers, the Company or the Transferred Subsidiary, or with respect to the Business, the Transferred Assets or the Assumed Liabilities, alleging a violation of, or liability under, Environmental Law; (ii) the Business, the Company, the Transferred Subsidiary and, with respect to the Business, the Transferred Assets or Assumed Liabilities, the Sellers, are and have been operating in compliance with applicable Environmental Laws; and (iii) the Sellers, the Company and the Transferred Subsidiary hold all Environmental Permits required for the conduct of the Business as presently conducted and the Sellers, the Company and the Transferred Subsidiary are not in default or violation of any such Environmental Permits.  The representations and warranties made by the Sellers in this Section 3.12 are the only representations and warranties made by the Sellers in this Agreement, or otherwise to the Acquiror, regarding Environmental Laws or Environmental Permits.

Section 3.13. Material Contracts.

(a) Section 3.13(a) of the Disclosure Letter lists the Material Contracts in effect on the date of this Agreement.

(b) (i) Each Material Contract is a legal, valid and binding obligation of the applicable Asset Seller, the Company or the Transferred Subsidiary, as the case may be, and, to the Knowledge of the Sellers, each other party to such Material Contract, and is enforceable against the applicable Asset Seller, the Company or the Transferred Subsidiary, as the case may be, and, to the Knowledge of the Sellers, each such other party thereto in accordance with its terms subject, in each case, to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (ii) none of the Asset Sellers, the Company or the Transferred Subsidiary, nor, to the Knowledge of the Sellers, any other party to a Material Contract is in material default or material breach of a Material Contract and (iii) to the Knowledge of the Sellers, there does not exist any event, condition or omission that would constitute such a material default or material breach (whether by lapse of time or notice or both) under any Material Contract.  None of the Sellers or any of their Affiliates has received any written notice of termination or cancellation with respect to any Material Contract.

Section 3.14. Employment and Employee Benefits Matters.

(a) Section 3.14(a)(i) of the Disclosure Letter sets forth a true and complete list of all Employee Plans, and Section 3.14(a)(ii) of the Disclosure Letter sets forth a true and complete list of all Employee Plans that are or will, as of the Closing, be Assumed Employee Plans.  The Sellers have previously made available to the Acquiror (i) a true and complete copy of each Employee Plan (or, with respect to any oral Employee Plan, a written description thereof) and (ii) with respect to each Assumed Employee Plan, copies of, to the extent applicable, (A) the most recent summary plan description (or similar document and summary of material modifications), (B) the trust agreement, any insurance contracts or other funding arrangements with respect to such plan and (C) the most recent annual report filed by the Sellers, the Company or the Transferred Subsidiary or any Employee Plan with any Governmental Authority in any non-U.S. jurisdiction having authority over the Assumed Employee Plan (if such report was required by applicable Law).

(b) None of the Sellers, the Company or the Transferred Subsidiary maintains, sponsors or contributes to a defined benefit pension plan.  No Assumed Employee Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(c) With respect to the Sellers, the Company, the Transferred Subsidiary and any entity, that together with the Sellers, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, there does not exist, nor do circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that could reasonably be expected, individually or in the aggregate, to result in material Liability to the Acquiror.

(d) Each Assumed Employee Plan is now and has been operated in accordance with its terms and the requirements of all applicable Laws, except for non-

compliance which has not had and would not reasonably be expected to have a Material Adverse Effect.

(e) There are no material claims or causes of action pending or, to the Knowledge of the Sellers, threatened in writing against the Sellers, the Company or the Transferred Subsidiary in connection with any Assumed Employee Plan.  As of the date hereof, none of the Sellers, the Company or the Transferred Subsidiary is engaged or involved in any claim or legal proceedings brought by or on behalf of any of the Business Employees and, to the Knowledge of the Sellers, the Company and the Transferred Subsidiary, no such claims or proceedings have been threatened in writing.

(f) Each Assumed Employee Plan that is required to be registered with any Governmental Authority has been maintained in good standing with such Governmental Authority, and to the Knowledge of the Sellers, the Company and the Transferred Subsidiary, no set of circumstances exist that would reasonably be expected to adversely affect such good standing.  No fact or set of circumstances exists and no event has occurred that would reasonably be expected to result in any Assumed Employee Plan being required to pay any material Tax or penalty under applicable Law.

(g) None of the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event) will (i) entitle any Business Employee to any compensation or benefit (or increase thereto) or (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits with respect to any Business Employee under any Employee Plan.

(h) Section 3.14(h) of the Disclosure Letter sets forth a list of each collective bargaining agreement or other material labor union contract applicable to Business Employees to which any of the Sellers, the Company or the Transferred Subsidiary is a party.

(i) Section 3.14(i) of the Disclosure Letter sets forth a complete and correct list of Business Employees as of the date of this Agreement (the “Preliminary List of Business Employees”), together with their principal work location, employment status (union v. non-union, full-time v. part-time, active v. leave of absence, etc.), hire date and annual salary or wage rate.

Section 3.15. Real Property.  The Company has good and valid title to the owned real property listed in Section 3.15(a)(i) of the Disclosure Letter (“Company Owned Property”) and the Transferred Subsidiary has valid leasehold interest to the leasehold estate (as lessee) in all leased real property listed in Section 3.15(a)(ii) of the Disclosure Letter (“Company Leased Property”), as lessee or sublessee, in each case free and clear of all Liens, except Permitted Exceptions.  None of the Company, the Transferred Subsidiary, the Asset Sellers nor any of their Affiliates has, within the four (4) years ending on the date hereof, received any written notice of termination or cancellation, or of any material default or event that with notice or lapse of time, or both, would constitute a material default by any of the Company, the Transferred Subsidiary, the Asset Sellers or any of their Affiliates under any of the Real Property Leases.  There has not been any sublease or assignment of any Real Property Lease.

Section 3.16. Taxes.

(a) All income, franchise and other material Tax Returns of or including the Asset Sellers (with respect to the Business or the Transferred Assets), the Company and the Transferred Subsidiary that are required to be filed have been timely filed (taking into account requests for extensions to file such returns), all such Tax Returns are true, correct and complete in all material respects, and all material Taxes shown due on such Tax Returns or otherwise due in respect of the Transferred Assets, the Business, the Company or the Transferred Subsidiary have been timely paid.

(b) No deficiency with respect to Taxes of the Company or the Transferred Subsidiary or that are Related to the Business has been proposed, asserted or assessed in writing against the Asset Sellers, the Company or the Transferred Subsidiary the resolution of which is still pending.

(c) The Asset Sellers, the Company and the Transferred Subsidiary have complied in all material respects with their respective withholding obligations for all Taxes that are Related to the Business that are required to have been withheld and paid in connection with amounts owing to any employee or independent contractor.

(d) Each of the Company and the Transferred Subsidiary is not treated for any Tax purpose as resident in any country other than the country of its incorporation.

(e) Each of the Company and the Transferred Subsidiary has maintained all records and documentation in relation to Tax which it is required to maintain and preserve.

(f) Each of the Company and the Transferred Subsidiary has no pending disputes with or investigations initiated by any Tax Authority nor has it been notified in writing of any actual or potential dispute or investigation planned.

(g) Neither the Company nor the Transferred Subsidiary is liable for the Taxes of any other Person by reason of entering into a tax sharing, tax indemnity or similar agreement with such other Person prior to the Closing (other than this Agreement) or by reason of transferee or successor liability arising in respect of a transaction undertaken prior to the Closing.

(h) The Restructuring Transactions will qualify for a participation exemption under the Tax Laws of Belgium and will not result in the imposition of any Taxes on the Company, and the Sellers will have no obligation to withhold any Tax in connection with the Restructuring Transactions.

(i) Neither the Company nor the Transferred Subsidiary has been a member of a consolidated, combined, unitary, affiliated or similar group that includes any Seller or any of their Affiliates.

Section 3.17. Brokers.  Except for Barclays Capital Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers or any of their Affiliates.  The Sellers are solely responsible for the fees and expenses of Barclays Capital Inc.

Section 3.18. No Other Representations or Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE III, IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT AND IN THE ANCILLARY AGREEMENTS, NEITHER THE SELLERS NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE SELLERS, THE BUSINESS ASSETS, THE SHARES, THE COMPANY, THE TRANSFERRED ENTITIES, THE BUSINESS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, THE ASSUMED LIABILITIES AND ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AND THE SELLERS DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE III, IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT OR IN THE ANCILLARY AGREEMENTS, AND EXCEPT FOR ANY ACTION IN RESPECT OF FRAUD OR INTENTIONAL MISCONDUCT, THE SELLERS HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO THE ACQUIROR OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE ACQUIROR BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF THE SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES).  THE SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES TO THE ACQUIROR REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS OR THE BUSINESS ASSETS.  THE SELLERS WAIVE WITH EFFECT FROM THE CLOSING DATE, ANY RIGHTS OR REMEDIES WHICH THEY MAY HAVE AGAINST THE COMPANY IN RESPECT OF ANY INACCURACY OR OMISSION IN ANY INFORMATION SUPPLIED BY THE COMPANY IN CONNECTION WITH ASSISTING THE SELLERS IN THE MAKING OF ANY SELLERS’ REPRESENTATIONS OR WARRANTIES CONTAINED IN THIS ARTICLE III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

The Acquiror hereby represents and warrants to the Sellers that:

Section 4.01. Incorporation and Authority of the Acquiror.  The Acquiror is a corporation or other organization incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary corporate power to enter into the Transaction Agreements and to consummate the transactions contemplated by, and to carry out its obligations under, the Transaction Agreements.

The execution and delivery of the Transaction Agreements by the Acquiror, the consummation by the Acquiror of the transactions contemplated by, and the performance by the Acquiror of its obligations under, the Transaction Agreements have been duly authorized by all requisite corporate action on the part of the Acquiror.  This Agreement has been, and upon execution and delivery thereof the Ancillary Agreements will be, duly executed and delivered by the Acquiror, and (assuming due authorization, execution and delivery by the Sellers) this Agreement constitutes, and upon execution and delivery thereof the Ancillary Agreements will constitute, legal, valid and binding obligations of the Acquiror enforceable against the Acquiror in accordance with their terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.02. Qualification of the Acquiror.  The Acquiror has the corporate or other appropriate power and authority to operate its businesses as now conducted.  The Acquiror is qualified as a foreign corporation or other organization to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements to which it is a party.

Section 4.03. No Conflict.  Provided that all consents, approvals, authorizations and other actions described in Section 4.04 have been obtained or taken, except as may result from any facts or circumstances relating to the Sellers, the execution, delivery and performance by the Acquiror of, and the consummation by the Acquiror of the transactions contemplated by, the Transaction Agreements do not and will not (a) violate or conflict with the certificate or articles of incorporation or bylaws or similar organizational documents of the Acquiror, (b) conflict with or violate any Law or Governmental Order applicable to the Acquiror or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of the Acquiror pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which the Acquiror or any of its Subsidiaries is a party or by which any of such assets or properties is bound or affected, except, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults, rights or Liens as would not materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

Section 4.04. Consents and Approvals.  The execution and delivery by the Acquiror of the Transaction Agreements do not, and the performance by the Acquiror of, and the consummation by the Acquiror of the transactions contemplated by, the Transaction Agreements will not, require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority, except (a) in connection, or in compliance, with the applicable filings or approvals under antitrust and competition Laws,

(b) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not materially prevent or delay the Acquiror from consummating the transactions contemplated by, or performing any of its material obligations under the Transaction Agreements, or (c) as may be necessary as a result of any facts or circumstances relating solely to the Sellers or their Affiliates.

Section 4.05. Absence of Restraints; Compliance with Laws.

(a) To the knowledge of the Acquiror, there exist no facts or circumstances that would reasonably be expected to materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements.

(b) The Acquiror is not in violation of any Laws or Governmental Orders applicable to it or by which any of its material assets is bound or affected, except for violations the existence of which would not reasonably be expected to materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements.

Section 4.06. Securities Matters.  The Shares are being acquired by the Acquiror for its own account, and not with a view to, or for the offer or sale in connection with, any public distribution or sale of the Shares or any interest in them.  The Acquiror has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Shares, and the Acquiror is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares.  The Acquiror acknowledges that the Shares have not been registered under the Securities Act, or any state securities Laws, and understands and agrees that it may not sell or dispose of any of the Shares except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state, foreign or federal securities Laws.

Section 4.07. Financial Ability.  The Acquiror (i) will have at the Closing sufficient immediately available funds available and the financial ability to pay the Purchase Price and any expenses incurred by the Acquiror in connection with the transactions contemplated by this Agreement and (ii) at the Closing, will have the resources and capabilities (financial and otherwise) to perform its obligations hereunder.  The Acquiror has not incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which would materially impair or materially adversely affect such resources and capabilities.

Section 4.08. Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquiror.

Section 4.09. Solvency.  Subject to the terms and conditions of this Agreement, including the truth and accuracy of the representations and warranties of the Sellers set forth in Article III, immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including any financings being entered into in connection therewith):

(a) the fair saleable value (determined on a going concern basis) of the assets of the Acquiror will be greater than the total amount of its liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with US GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(b) the Acquiror will be able to pay its debts and obligations in the ordinary course of business as they become due; and

(c) the Acquiror will have adequate capital to carry on its businesses and all businesses in which it is about to engage.

Section 4.10. Investigation; No Reliance.  THE ACQUIROR ACKNOWLEDGES AND AGREES THAT IT HAS MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING THE SELLERS, THE COMPANY, THE TRANSFERRED ENTITIES, THE BUSINESS ASSETS, THE SHARES, THE BUSINESS AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE ASSUMED LIABILITIES AND ANY OTHER ASSETS, RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE SELLERS IN ARTICLE III OF THIS AGREEMENT, IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT AND IN THE ANCILLARY AGREEMENTS, AND EXCEPT FOR ANY ACTION IN RESPECT OF FRAUD OR INTENTIONAL MISCONDUCT, (I) THE ACQUIROR ACKNOWLEDGES AND AGREES THAT (A) THE SELLERS ARE NOT MAKING AND HAVE NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS ASSETS, THE SHARES, THE BUSINESS, THE SELLERS, THE SELLERS’ AFFILIATES, OR ANY OF THE SELLERS’ OR THEIR AFFILIATES’ RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, OPERATIONS, PROSPECTS, OR CONDITION (FINANCIAL OR OTHERWISE), INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY ASSETS, THE NATURE OR EXTENT OF ANY LIABILITIES, THE PROSPECTS OF THE BUSINESS, THE EFFECTIVENESS OR THE SUCCESS OF ANY OPERATIONS, OR THE ACCURACY OR COMPLETENESS OF ANY CONFIDENTIAL INFORMATION MEMORANDA, DOCUMENTS, PROJECTIONS, MATERIAL OR OTHER INFORMATION (FINANCIAL OR OTHERWISE) REGARDING THE BUSINESS, THE SELLERS OR THE SELLERS’ AFFILIATES FURNISHED TO THE ACQUIROR OR ITS REPRESENTATIVES OR MADE AVAILABLE TO THE ACQUIROR AND ITS REPRESENTATIVES IN ANY “DATA ROOMS,” “VIRTUAL DATA ROOMS,” MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY, OR IN RESPECT OF ANY OTHER MATTER WHATSOEVER, AND (B) NO OFFICER, AGENT, REPRESENTATIVE OR EMPLOYEE OF THE BUSINESS, THE SELLERS OR ANY OF THE SELLERS’ AFFILIATES HAS ANY AUTHORITY, EXPRESS OR IMPLIED, TO MAKE ANY REPRESENTATIONS, WARRANTIES OR AGREEMENTS NOT

SPECIFICALLY SET FORTH IN THIS AGREEMENT; (II) THE ACQUIROR SPECIFICALLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES THAT MAY HAVE BEEN MADE BY ANY PERSON, AND ACKNOWLEDGES AND AGREES THAT THE SELLERS HAVE SPECIFICALLY DISCLAIMED AND DO HEREBY SPECIFICALLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY MADE BY ANY PERSON; (III) THE ACQUIROR SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY THE SELLERS TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III OF THIS AGREEMENT; AND (IV) THE ACQUIROR IS ACQUIRING THE BUSINESS ASSETS, THE SHARES AND THE ASSUMED LIABILITIES IN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, SUBJECT ONLY TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III OF THIS AGREEMENT, IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT AND IN THE ANCILLARY AGREEMENTS.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01. Conduct of Business Prior to the Closing.  (a) Except as required by applicable Law or as expressly provided in this Agreement (including the Restructuring Transactions), and except for matters identified in Section 5.01(a) of the Disclosure Letter, from the date of this Agreement through the Closing (or until earlier termination of this Agreement), unless the Acquiror otherwise consents in advance (which consent shall not be unreasonably withheld, conditioned or delayed), the Asset Sellers will, and the Share Sellers will cause each of the Company and the Transferred Subsidiary to, (x) conduct the Business in the ordinary course consistent with past practice, (y) use commercially reasonable efforts to preserve intact the Business, its operations, permits, rights, goodwill, relations with customers, suppliers and others with which it does business and keep available the services of executive officers and employees of the Business, and (z) in each case with respect solely to the Business, not do or permit to be done any of the following:

(i) except in the ordinary course of business consistent with past practice, grant any Lien (other than granting or suffering to exist a Permitted Exception) on any material Business Asset (whether tangible or intangible);

(ii) sell, transfer, lease, sublease or otherwise dispose of any Business Asset, in each case other than in the ordinary course of business consistent with past practice;

(iii) issue, sell, pledge or transfer to any Person any shares of capital stock of the Company, the Transferred Subsidiary or the Transferred JV, or any securities convertible into or exchangeable or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe for, shares of capital stock, or make any other change in the capital structure, of the Company or the Transferred Entities;

(iv) change or amend the charter or bylaws (or similar organizational documents, including any shareholder agreement) of the Company or the Transferred Entities;

(v) (A) award any material bonuses to, or materially increase the compensation or benefits payable or to become payable to, any Transferred Employee, in each case except (1) in the ordinary course of business consistent with past practice, (2) pursuant to an Employee Plan existing on the date hereof or (3) as required by applicable Law or a collective bargaining agreement, (B) establish, adopt, enter into, amend or terminate any Assumed Employee Plan (or any plan, program or agreement that would be an Assumed Employee Plan if in effect on the date hereof), except as required by applicable Law or a collective bargaining agreement, or (C) hire or terminate the employment of any Business Employee (or any individual who would be a Business Employee if such individual was employed by the Sellers, the Company or the Transferred Subsidiary on the date hereof) except in the ordinary course of business consistent with past practice.

(vi) enter into or amend or extend any material term of, or waive any material claim or right under, or terminate any Material Contract, except in the ordinary course of business consistent with past practice;

(vii) cancel, waive or release any material claim or material right relating to any Transferred Asset or the Business;

(viii) make any material change in any method of accounting or accounting practice or policy used by the Business, other than such changes as are required by US GAAP or applicable Law;

(ix) enter in to any commitment for capital expenditures in excess of $50,000 for any individual commitment and $300,000 for all such commitments in the aggregate;

(x) fail to maintain the books and records of the Business in the ordinary course consistent with past practice;

(xi) enter into any settlement or release with respect to any Action relating to the Business (except relating to Taxes), unless such settlement or release contemplates only the payment of money (or the modification, termination or release of any rights or obligations of any Seller) without ongoing limits on the conduct or operation of the Business;

(xii) make, revoke or change any material Tax election or method of Tax accounting with respect to the Company or the Transferred Entities or settle or compromise any material liability with respect to the Taxes of the Company or the Transferred Entities;

(xiii) enter into, terminate, amend or extend any term of any lease, sub-lease or other interest in any leasehold estate of any kind;

(xiv) enter into any legally binding commitment with respect to any of the foregoing; or

(xv) disclose any trade secrets or other confidential Intellectual Property with respect to which continued confidentiality is material to the operation of the Business, except where such disclosure is made pursuant to customary confidentiality provisions and in the ordinary course of business consistent with past practice.

(b) The parties hereto shall take, or cause to be taken, such actions as are set forth on Section 5.01(b) of the Disclosure Letter.

Section 5.02. Access to Information.

(a) From the date of this Agreement until the Closing (or until earlier termination of this Agreement), upon reasonable prior notice, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, the Asset Sellers shall, and the Share Sellers shall cause the Company and the Transferred Subsidiary to, (i) afford the Representatives of the Acquiror reasonable access, during normal business hours, to the properties, employees, books and records of the Business and (ii) furnish to the Representatives of the Acquiror such additional financial and operating data and other information regarding the Business as the Acquiror may from time to time reasonably request for purposes of preparing to operate the Business following the Closing; provided, however, that such investigation shall not unreasonably interfere with any of the businesses, personnel or operations of the Sellers or any of their Affiliates; and provided, further, that the auditors and accountants of the Sellers or any of their Affiliates shall not be obliged to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.  If reasonably requested by the Sellers, the Acquiror shall enter into a customary and mutually acceptable joint defense agreement with the Sellers or any of their Affiliates with respect to any information to be provided to the Acquiror pursuant to this Section 5.02(a).  Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of the Sellers, which may not be unreasonably withheld, neither the Acquiror nor any of its Representatives shall contact any suppliers to, or customers of, the Sellers, their Affiliates or the Business other than in the ordinary course of business and on a basis consistent with past practice.

(b) From the date of this Agreement until the Closing, the Sellers shall prepare an unaudited statement of assets and liabilities and an unaudited statement of revenues and expenses of the Business as of the last calendar day of each month (each, a “Monthly Management Statement”).  The Sellers shall deliver a true and complete copy of each such Monthly Management Statement to the Acquiror as soon as practicable following the preparation of each such Monthly Management Statement, but in any event no later than fifteen (15) Business Days following the last calendar day of the month in respect of which such Monthly Management Statement was prepared.  In the event that the Closing has not occurred on or prior to December 31, 2013, the Sellers shall prepare an unaudited statement of assets and liabilities and an unaudited statement of revenues and expenses of the Business as of December 31, 2013 (the “2013 Financial Statements”).  The Sellers shall deliver a true and complete copy of the 2013 Financial Statements  to the Acquiror as soon as practicable following December 31, 2013, but in any event no later than February 1, 2014.

(c) In addition to the provisions of Section 5.03, from and after the Closing Date, in connection with any reasonable business purpose Related to the Business, including the preparation of Tax Returns, claims relating to Assumed Liabilities or Excluded Liabilities, financial statements, and U.S. Securities and Exchange Commission reporting obligations, or the determination of any matter relating to the rights or obligations of any party hereto or any of their respective Affiliates under any of the Transaction Agreements, upon reasonable prior notice, and except as determined in good faith to be necessary to (i) ensure compliance with any applicable Law, (ii) preserve any applicable privilege (including the attorney-client privilege), (iii) comply with any contractual confidentiality obligations, or (iv) restrict or prohibit access to Confidential Information (in the good faith judgment of the party claiming such exception), the parties hereto shall, and shall cause each of their respective Affiliates and Representatives to (A) afford the Representatives of the other parties hereto and their respective Affiliates reasonable access, during normal business hours, to their properties, electronically stored data and information, and books and records in respect of the Business, the Business Assets (and related Liabilities), the Excluded Assets (and related Liabilities) and the Shares, and permit copies of such materials to be made solely for use in connection with the reasonable business purposes described in this paragraph, (B) furnish to the Representatives of the other parties hereto and their respective Affiliates such additional financial and other information regarding the Business, the Business Assets (and related Liabilities), the Excluded Assets (and related Liabilities) and the Shares as the other parties hereto and their respective Affiliates may from time to time reasonably request and (C) make available to the other parties hereto and their Affiliates those employees whose assistance, expertise, testimony, notes and recollections or presence may be necessary to assist the other parties hereto in connection with their inquiries for any reasonable business purpose referred to above; provided, however, that such investigation shall not unreasonably interfere with the business or operations of any party hereto or any of its Affiliates; and provided, further, that the auditors and accountants of the parties hereto shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.  If so requested by a party hereto providing any information or access, the party hereto or its Affiliate seeking information or access shall enter into a customary and mutually acceptable joint defense agreement with respect to any information to be provided to the party hereto seeking information or access pursuant to this Section 5.02(c). Notwithstanding the foregoing, and for avoidance of doubt, this Section 5.02(c) shall not permit any party hereto access to any properties, electronically stored data, information, books and records, financial or any other information which is not Related to the Business, unless such access is reasonably required in connection with a reasonable business purpose Related to the Business.

(d) Notwithstanding anything in this Agreement to the contrary, the Sellers and their respective Affiliates shall not be required, prior to the Closing, and the Acquiror and its Affiliates shall not be required, following the Closing, to disclose, or cause or seek to cause the disclosure, to any Person (or to provide access to any properties, books or records that would reasonably be expected to result in the disclosure to any Person of) any trade secrets, proprietary know how, processes or patent, trademark, trade name, service mark or copyright applications or product development, or pricing and marketing plans, in each case that is confidential information, nor shall the Sellers and their respective Affiliates, prior to the Closing, or the Acquiror and its Affiliates, following the Closing, be required to permit or cause or seek to cause others to permit any Person to have access to or to copy or remove from the properties of the Sellers or the Acquiror or any of their respective Affiliates, as the case may be, any documents, drawings or other materials that might reveal any such confidential information.

(e) Notwithstanding anything to the contrary in Section 5.02(a), the Acquiror shall not conduct, prior to the Closing, without the prior written consent of the Sellers, which consent the Sellers may grant or withhold in their sole discretion, any sampling, testing or other intrusive indoor or outdoor investigation at or in connection with the Real Property or any other property associated or affiliated in an way with the Sellers, the Business Assets, the Company, the Transferred Subsidiary or the Business.

Section 5.03. Records Preservation.  Subject to the requirements of this Section 5.03, the Sellers and their respective Affiliates shall have the right to retain copies of all books and records Related to the Business relating to periods ending on or prior to the Closing Date.  The parties hereto shall preserve and keep, or cause to be preserved and kept, all original books and records Related to the Business and any copies thereof in their possession for the longer of (a) any applicable statute of limitations and (b) a period of five (5) years from the Closing Date.  During such five-year or longer period, Representatives of the Sellers, the Acquiror and their respective Affiliates shall, upon reasonable notice and for any reasonable business purpose, have access during normal business hours to examine, inspect and copy such books and records.  During such five-year or longer period, the parties hereto shall provide, or cause to be provided, to the other parties hereto and their respective Affiliates, access to such books and records of the Business as such other parties hereto or their respective Affiliates shall reasonably request in connection with any Action to which such other parties hereto or any of their respective Affiliates are parties or in connection with the requirements of any Law applicable to such other parties hereto or any of their respective Affiliates. Upon the written request of the Acquiror any time after five (5) years from the Closing Date, the Sellers or their Affiliates, as applicable, shall return such books and records (including, for the avoidance of doubt, both original books and records and any copies thereof) to the Acquiror or its designated Affiliate, following which the Sellers and their respective Affiliates shall no longer retain any books and records Related to the Business (as conducted by Sellers and their respective Affiliates prior  to the Closing) including any copies thereof; provided, however, that the Sellers and any of their respective Affiliates may retain such books and records Related to the Business that they are required in their reasonable judgment to retain for the duration of any applicable statute of limitations that exceeds such five-year period.  The Sellers shall give notice to the Acquiror of any books and records retained by any of them or their respective Affiliates following such five-year period and the confidentiality obligations of the Sellers and their respective Affiliates pursuant to Section 5.04 shall continue to apply in respect of such books and records for so long as all or any part of such books and records are retained by any Seller or any Affiliate thereof.  After such five-year or longer period, before any party hereto shall dispose of any of books and records that remain in its possession, such party hereto shall give at least ninety (90) days’ prior written notice of such intention to dispose to the other parties hereto, and the other parties hereto or any of their Affiliates shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such books and records as it may elect.  If so requested by a party hereto permitting the removal or retention of any books and records, the party hereto or its Affiliate seeking to remove and retain any books and records shall enter into a customary and mutually acceptable joint defense agreement with respect to any information to be removed or retained pursuant to this Section 5.03.

Section 5.04. Confidentiality.

(a) The terms of the letter agreement dated September 18, 2013 (the “Confidentiality Agreement”) between the Acquiror and ATMI are incorporated into this Agreement by reference and shall continue in full force and effect (and the confidentiality obligations thereunder shall be binding upon the Acquiror and its Affiliates, officers, directors, employees and representatives as if parties thereto) until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate; provided, however, that the Acquiror’s confidentiality obligations shall terminate only in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) primarily relating to the Business and constituting a Business Asset.  If, for any reason, the Closing does not occur, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b) For a period of five (5) years from the date hereof, each Seller shall hold, and shall cause its Affiliates to hold, in strict confidence and not to disclose or release without the prior written consent of the Acquiror, any and all Confidential Information; provided, that a Seller may disclose, or may permit disclosure of, Confidential Information (i) to its Representatives who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the parties hereto and in respect of whose failure to comply with such obligations, the Sellers shall be responsible, or (ii) if a Seller, an Affiliate thereof or one of their Representatives is compelled (whether by deposition, interrogatory, request for documents, subpoena, civil investigation, demand, order or other legal process) or otherwise required by Law to disclose any such Confidential Information.  In the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, the Sellers shall (x) as promptly as practicable notify the Acquiror of the existence of such request or demand to the extent practicable and, if not otherwise prevented by Law, the disclosure that is expected to be made in respect thereto so that the Acquiror may, at its expense, seek a protective order or other appropriate assurance that confidential treatment will afforded to the Confidential Information and/or waive compliance with the provisions of this Section 5.04(b), and (y) if requested by the Acquiror, cooperate with the Acquiror (at the Acquiror’s expense) assist the Acquiror in seeking a protective order or other appropriate assurance that confidential treatment will be afforded to the Confidential Information in respect to such request or demand.  If such a protective order or other remedy or the receipt of a waiver by the Acquiror is not obtained and one or more Sellers or any of their Affiliates or Representatives is required by such Law to disclose any Confidential Information, such Seller (or such Affiliate or Representative) may disclose only that portion of the Confidential Information which is required to be disclosed.

(c) As used in this Agreement, “Confidential Information” shall mean all proprietary, technical, economic, environmental, operational, financial or other business information or material, data, reports, interpretations, forecasts and business plans of the Business and its businesses, products, services, financial condition, operations, assets, liabilities and/or prospects which is, or after the date hereof, comes into the possession of any of the Sellers, their Affiliates or any of their respective Representatives, including pursuant to the access provisions of Section 5.02 or Section 5.03 hereof or any other provision of this Agreement or any Ancillary Agreement; except the term “Confidential Information” does not include any information which (i) is generally available to and known by the public (other than as a result of a disclosure by any of the Sellers or their Affiliates) or (ii)  becomes available after the Closing Date to the Sellers on a non-confidential basis from a source other than the Acquiror or the Business which, to the Knowledge of the Sellers, is not subject to any contractual or other obligation of confidentiality to the Acquiror or any of its Affiliates.  Notwithstanding the foregoing, nothing herein shall prevent the Sellers and their respective Affiliates from disclosing or using information that is not related to the Business (as conducted by the Sellers and their respective Affiliates prior to the Closing or by Acquiror and its Affiliates after the Closing) or is used or held for use in respect of any Excluded Asset or Excluded Liability.

Section 5.05. Regulatory and Other Authorizations; Consents.

(a) The Sellers and the Acquiror shall cooperate and use their respective reasonable best efforts to (i) obtain, as expeditiously as possible and not later than the End Date, all Governmental Approvals that may be, or become, necessary for the execution, delivery and performance of, and consummation of the transactions contemplated by, the Transaction Agreements, (ii) resolve, as expeditiously as possible and not later than the End Date, such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by the Transaction Agreements under any Law in any relevant jurisdiction, (iii) avoid the entry of, or effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by the Transaction Agreements, provided that the Acquiror shall not be required to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby or by the other Transaction Agreements, and (iv) promptly secure the issuance, reissuance or transfer of all Environmental Permits necessary to operate the Business in compliance with Environmental Law, a list of which is provided in Section 5.05 of the Disclosure Letter.  The Sellers will cooperate with the reasonable requests of the Acquiror in seeking promptly to obtain all such authorizations, consents, orders and approvals and the issuance, reissuance or transfer of Environmental Permits.  For purposes of this Section 5.05, “reasonable best efforts” shall not require the Acquiror to commit to or effect, by consent decree, hold separate orders, trust, or otherwise, the sale or disposition of any of its assets or businesses or all or any part of the Business, whether at the request of a Governmental Authority or otherwise, if the effect of such consent decree, hold separate order, trust, sale or disposition would materially impact the expected benefits to the Acquiror from the transactions contemplated hereby, taking into account the impact of any such consent decree, hold separate order, trust, sale or disposition.  Neither the Acquiror nor the Sellers shall take any action that would reasonably be expected to have the effect of materially delaying, impairing or impeding the receipt of any required authorizations, consents, waivers, orders or approvals.

(b) Each party hereto agrees to make promptly any filing or notice that may be required with respect to the transactions contemplated by this Agreement or by the other Transaction Agreements under any Law or by any Governmental Authority. The Acquiror, on the one hand, and the Sellers, on the other hand, shall evenly split the filing fees associated with such required filings in any jurisdiction.

(c) Each party to this Agreement shall promptly notify the other parties hereto of any oral or written communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement, permit the other parties hereto to review in advance any communication proposed to be made by such party to any Governmental Authority and provide the other parties hereto with copies of all correspondence, filings or other communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, subject to Section 5.02(d).  No party to this Agreement shall agree to participate in any meeting or discussion with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other parties hereto in advance and, to the extent permitted by such Governmental Authority, gives the other parties hereto the opportunity to attend and participate at such meeting.  Subject to the Confidentiality Agreement and to Section 5.02(d), the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties hereto may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under any Law in any relevant jurisdiction).  Nothing in this Section 5.05(c) shall be applicable to Tax matters.

(d) Subject to Section 5.05(a), the Acquiror and the Sellers shall each use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement or the other Transaction Agreements under any Law.  Each party to this Agreement agrees to cooperate to obtain any other consents and approvals that may be required in connection with the transactions contemplated by the Transaction Agreements.  Notwithstanding anything to the contrary set forth in this Agreement, neither the Acquiror nor any of the Sellers shall be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval.

(e) Notwithstanding anything in this Agreement to the contrary, the Acquiror acknowledges on behalf of itself and its Affiliates and its and their directors, officers, employees, Affiliates, agents, representatives, successors and assigns that the operation of the Business shall remain in the dominion and control of the Sellers until the Closing and that none of the foregoing Persons will provide, directly or indirectly, any directions, orders, advice, aid, assistance or information to any director, officer or employee of the Sellers, the Company or the Transferred Subsidiary, except as specifically contemplated or permitted by this Article V or as otherwise consented to in advance by an executive officer of one of the Sellers.

Section 5.06. Pre-Closing Restructuring Transactions.  Notwithstanding anything to the contrary set forth herein, prior to the Closing, the Sellers shall, and shall cause the Company and each of the Sellers’ respective Affiliates to, take all steps required by Law or as are reasonably necessary to effect the transactions in substantially the same manner as set forth in Section 5.06 of the Disclosure Letter hereto (the “Restructuring Transactions”).  Each of the Sellers and the Acquiror understands and agrees that any transfers, assignments, sales or other dispositions of assets, interest, rights, capital stock or otherwise to be made in connection with the Restructuring Transactions shall be made on an “as-is”, “where-is” basis, without representation or, warranty of any kind, and without recourse to the party making such transfer, assignment, sale or other disposition, and without recourse to the recipient thereof (it being agreed that the documentation in respect of such transfers shall not limit or affect any of the representations or warranties, or any remedies of the parties expressly provided hereunder).  Notwithstanding anything to the contrary contained in this Agreement, the Sellers shall, and shall cause their Affiliates to, (a) obtain from third parties and any Governmental Authority as promptly as practicable the consents and approvals required to consummate the Restructuring Transactions, and (b) (i) pay any fees and expenses incurred in order to obtain such consents and approvals, and (ii) provide such information to any Governmental Authority as such Governmental Authority may request in connection therewith. In connection with the Restructuring Transactions, the Sellers shall not, and shall cause their Affiliates not to, (x) without the prior written consent of the Acquiror, consent or agree to any modifications of any Business Contract or permit, or (y) take any other action that would adversely affect the Transferred Assets or the Business. The Sellers shall keep the Acquiror reasonably apprised of and address any reasonable requests by the Acquiror regarding the Restructuring Transactions, including by promptly providing the Acquiror with drafts of all agreements and other instruments to be executed in connection with the Restructuring Transactions.

Section 5.07. Intercompany Obligations.  The Sellers shall use reasonable efforts to take, or cause to be taken, such action and make, or cause to be made (including by effecting the Restructuring Transactions), such payments as may be necessary so that, as of the Closing Date, there shall be no intercompany obligations (other than (a) pursuant to the Transaction Agreements, or (b) as set forth in Section 5.14 of the Disclosure Letter) between any of the Company, the Transferred Subsidiary or the Transferred JV, as applicable, on the one hand, and any of the Sellers or their Affiliates (other than the Company, the Transferred Subsidiary or the Transferred JV), on the other hand.  Except for the Ancillary Agreements, all intercompany arrangements and Contracts, whether written or oral, between the Company or the Transferred Subsidiary, as applicable, on the one hand, and the Sellers and their respective Affiliates (other than the Company, the Transferred Subsidiary or the Transferred JV), on the other hand, shall terminate and be of no further force and effect after the Closing.  The parties hereto agree that this Section 5.07 does not apply to intercompany accounts or obligations owing to and from, or any arrangements or contracts, among any of the Company, the Transferred Subsidiary and the Transferred JV.  Notwithstanding the foregoing, in the event that as of the Closing Date there is outstanding any account receivable (including trade accounts receivable) of the Business in respect of which ATMI or a Subsidiary of ATMI (other than the Company and the Transferred Subsidiary) is the payor, or any account payable of the Business (including trade accounts payable) where the payee thereunder is ATMI or a Subsidiary of ATMI (other than the Company and the Transferred Subsidiary), (i) such accounts shall be reflected on the Final Working Capital Statement and (ii) the Sellers and the Acquiror shall, and shall cause their respective Affiliates to, settle such accounts in the ordinary course of business on a third party arms’ length basis.  Nothing in the preceding sentence shall in any way excuse the Sellers from, or relieve the Sellers from any liability or responsibility for, the performance of their obligations pursuant to this Section 5.07.

Section 5.08. Rights to ATMI Name and ATMI Marks.

(a) The Acquiror agrees as follows:

(i) Except as expressly permitted in Section 5.08(b), the Acquiror and its Affiliates shall make no use of the ATMI Name and ATMI Marks in connection with operation of the Business.

(ii) The Acquiror, for itself and its Affiliates, acknowledges and agrees that neither the Acquiror nor any of its Affiliates (which shall include the Company and the Transferred Subsidiary for purposes of this Section 5.08) shall have any rights in any of the ATMI Name and ATMI Marks.

(iii) The Acquiror acknowledges and agrees that immediately following the Closing, the Acquiror shall cause the name of the Company to be changed in order to remove the ATMI Name and ATMI Marks in the name of the Company.

(b) Notwithstanding Section 5.08(a)(i), for a period of twelve (12) months after the Closing, the Acquiror may: (i) sell inventory of Business products included in the Transferred Assets that have the ATMI Name and ATMI Marks engraved or embossed upon them as of the date of the Closing and (ii) use the equipment and tooling included in the Transferred Assets to manufacture Business products that were being manufactured prior to the Closing and have the ATMI Name and ATMI Marks engraved or embossed upon them, but only to the extent such engraving or embossing on such products was done in the conduct of the Business prior to the Closing using such equipment and tooling, in each case subject to the condition that the Acquiror complies, and causes each of its Affiliates to comply, with the obligations set forth below in Section 5.08(c), provided, that (A) if any required Governmental Approval in respect of replacing or re-tooling any equipment or tooling described in this Section 5.08(b) has not been granted at the end of such twelve (12) month period and (B) the Acquiror has used all reasonable best efforts to obtain such Governmental Approval prior to the end of such twelve (12) month period (and continues to use all reasonable best efforts to obtain such Governmental Approval), such period may be extended with the Sellers’ written consent (not to be unreasonably withheld) solely to the extent applicable to those products, equipment or tooling that require such Governmental Approval.

(c) In connection with the activities permitted under Section 5.08(b), the Acquiror shall, and shall cause its Affiliates to:  (i) to the extent possible, place an opaque label or sticker over each instance of the ATMI Name and ATMI Marks (or any instance of “ATMI” or the ATMI logo) that appears on any Business product, which label will include the trademark of Acquiror or its Affiliate; (ii) as promptly as reasonably practicable, modify or reconfigure the equipment and tooling included in the Transferred Assets to that it no longer engraves or embosses (or otherwise applies) any ATMI Name and ATMI Marks (or any instance of “ATMI” or the ATMI logo) on any product; (iii) not use any ATMI Name and ATMI Marks (or any instance of “ATMI”

or the ATMI Logo) in any marketing collateral, product packaging, advertising, or other communication; (iv) maintain the quality of each product that has upon it any of the ATMI Name and ATMI Marks to at least the same level of quality as the same or similar products sold by the Company, ATMI Opco, or their Affiliates with or under such name or mark prior to the Closing; and (v) display the ATMI Name and ATMI Marks on products as permitted under Section 5.08(b) in exactly the way that the ATMI Name and ATMI Marks were displayed on such products prior to the Closing (including with respect to size, color, proprietary rights designation, and otherwise). The Acquiror agrees that nothing in this Section 5.08 restricts or limits any use, licensing, disposition, or abandonment by the Asset Sellers or any of their Affiliates of the ATMI Name and ATMI Marks. All goodwill associated with any use of the ATMI Name and ATMI Marks will inure solely to the benefit of ATMI Opco and its Affiliates. Upon expiration of the time period set forth in Section 5.08(b), upon any material violation of this Section 5.08, or if at any time ATMI Packaging notifies the Acquiror of ATMI Packaging’s reasonable belief that continued use of any of the ATMI Name and ATMI Marks would have a negative impact on any such ATMI Name and ATMI Marks (whichever occurs first), the Acquiror shall, and shall cause each of its Affiliates to, immediately cease all use of the ATMI Name and ATMI Marks.

Section 5.09. Further Action Regarding Intellectual Property.

(a) If, after the Closing, the Asset Sellers or the Acquiror identify any item of Business Intellectual Property or Business Technology constituting a Transferred Asset that inadvertently was not previously transferred by the Asset Sellers to the Acquiror, then the Sellers shall use reasonable best efforts to promptly transfer such Business Intellectual Property or Business Technology to the Acquiror for no additional consideration.

(b) If, after the Closing, the Sellers or the Acquiror identify any item of Seller Intellectual Property or Seller Technology that was transferred by the Sellers to the Acquiror, the Acquiror shall use, and shall, if applicable, cause the Company or the Transferred Subsidiary, to use, as applicable, reasonable best efforts to promptly transfer such Seller Intellectual Property or Seller Technology to the Sellers or their designated Affiliate for no additional consideration.

(c) Prior to the Closing, the Sellers shall use reasonable effort to effectuate all filings, recordations and/or other actions (including with any and all Governmental Authority) necessary to record the Asset Sellers’, the Company’s or the Transferred Subsidiary’s (as applicable) interest in, and the chain of title of, each item of Business Intellectual Property that is Registered Intellectual Property as set forth on Section 5.09(c) of the Disclosure Letter.

Section 5.10. Transition Services Agreement.  At or prior to the Closing, the Sellers or an Affiliate of the Sellers, and the Acquiror, shall execute and deliver a transition services agreement, in the form attached hereto as Exhibit C, with such other terms as the parties hereto may agree (the “Transition Services Agreement”).

Section 5.11. Non-Competition; Non-Solicitation.

(a) For a period beginning on the Closing Date and ending two (2) years after the Closing (the “Non-Compete Period”), without the express, prior written consent of the Acquiror, the Sellers shall not, and shall cause their Affiliates not to, directly or indirectly through any Person or contractual arrangement (including as agent, consultant, stockholder, member, manager, director, co-partner or in any other representative capacity), own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services (other than in the ordinary course of the business of ATMI as of the date hereof, excluding the Business, and consistent with past practice) or financial assistance to (alone or in association with any Person) or otherwise assist (other than in the ordinary course of the business of ATMI as of the date hereof, excluding the Business, and consistent with past practice) any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages in the Business as conducted on the date hereof (each a “Competing Business”); provided, however, that this Section 5.11(a) shall not prohibit the Sellers and their respective Affiliates, taken together, from directly or indirectly:

(i) acquiring an interest or investing in (including by merger, acquisition, sale of assets or otherwise) any Person or business that engages in any Competing Business if such interest or investment constitutes less than five per cent (5%) of the outstanding voting securities or other equity interests of such Person or business; provided that such interest or investment is a passive investment (it being agreed that the ownership of such interest or investment shall not be prohibited by this Section 5.11(a));

(ii) acquiring (including by merger, acquisition, sale of assets or otherwise) and owning any Person or business which engages in any Competing Business, if:

(A)           at the time of such acquisition and at all times during the Non-Compete Period the portion of such Person’s or business’ consolidated revenue from any Competing Business constitutes less than five per cent (5%) of such Person’s or business’ consolidated revenue during the most recent 12-month period prior to such acquisition; provided, however, that if (1) upon the consummation of such acquisition the portion of such Person’s or business’ consolidated revenue from any Competing Business constitutes five per cent (5%) or more of such Person’s or business’ consolidated revenue, during the most recent 12-month period prior to such acquisition, or (2) following the consummation of such acquisition the portion of such Person’s or business’ consolidated revenues from any Competing Business would be reasonably expected to constitute five per cent (5%) or more of such Person’s or business’ consolidated revenue, during any 12-month period from the date of consummation of such acquisition through the Non-Compete Period, then, in each case, within one hundred and eighty (180) days thereof the Sellers and their respective Affiliates shall dispose of the relevant portion of the business or operations of such acquired Person or business or take other actions as shall be necessary such that at the expiration of such 180-day period the portion of such Person’s or business’ consolidated revenue from the Competing Business constitutes (or is reasonably expected to constitute) less than five (5%) of such Person’s or business’ consolidated revenue, during any 12-month period from the date of consummation of such acquisition through the Non-Compete Period (it being agreed that the ownership of such Person or business pending the disposition or other actions and the ownership of such Person or business following such disposition shall not be prohibited by this Section 5.11(a); or

(B)           at the time of such acquisition the portion of such Person’s or business’ consolidated revenue from any Competing Business constitutes less than $5 million during the most recent 12-month period prior to such acquisition; provided, however, that the portion of consolidated revenue from all Competing Businesses permitted to be acquired or owned pursuant to this clause (B) shall not exceed $15,000,000 in the aggregate;

(iii) selling, distributing, marketing or otherwise providing any products or services in the ordinary course of the business of ATMI as of the date hereof, excluding the Business, and consistent with past practice, to a Person or business engaged in a Competing Business; or

(iv) complying with any Ancillary Agreement.

(b) For a period of two (2) years following the Closing, the Sellers shall not, and shall cause their Affiliates not to, directly or indirectly, solicit or recruit any Person who on the Closing Date is a Business Employee; provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at any Business Employee (or hiring as a result thereof), (B) the Sellers or any of their Affiliates from soliciting or recruiting any Business Employee who (i) has ceased to be employed or retained by the Acquiror or any of its Affiliates (including, following the Closing, the Company and the Transferred Entities) prior to such solicitation or recruitment, as applicable or (ii) contacts the Seller or any of their Affiliates at his or her own initiative.

(c) In the event that any Person consummates, directly or indirectly, an ATMI Acquisition (such Person, an “ATMI Acquiror”), the Sellers agree that the restrictions contained in Section 5.11 shall also apply to such ATMI Acquiror and any Affiliate thereof; provided that such restrictions shall not prohibit such ATMI Acquiror or any of its Affiliates from continuing to engage in any activities that would otherwise be prohibited by Section 5.11(a) that (i) such ATMI Acquiror or any of its Affiliates engages in the ordinary course of its business consistent with past practice as of the earlier of the time that such ATMI Acquiror (A) enters into any definitive agreement in respect of, or (B) consummates, an ATMI Acquisition, and (ii) constitutes less than five per cent (5%) of such ATMI Acquiror’s consolidated revenue during the 12-month period immediately prior to the consummation of the ATMI Acquisition.  The Sellers hereby acknowledge and agree that the obligations set forth in Section 5.11 shall apply to, and be binding upon, any ATMI Acquiror and its Affiliates upon the consummation of any ATMI Acquisition as if such ATMI Acquiror is a Seller and each of its Affiliates is an Affiliate of the Sellers.

Section 5.12. Insurance.  The Acquiror agrees to arrange for its own insurance policies with respect to the Business covering all periods and agrees not to seek to benefit from any of the Sellers’ or their Affiliates’ (other than the Company’s and or any Transferred Entity’s) insurance policies that may provide coverage for claims relating to the Business prior to the Closing; provided, however, that, from and after the Closing Date, (i) the Sellers shall pay to the Acquiror all insurance proceeds that it or any of its Affiliates (other than the Company or the Transferred Entities) receives following the date hereof to the extent relating to the Business, the Transferred Assets or any of the Assumed Liabilities with respect to any claims made by the

Sellers under any policies of insurance of the Sellers or any of their Affiliates in effect prior to the Closing, and (ii) at the written request of the Acquiror, the Sellers shall, and shall cause their Affiliates to, use commercially reasonable efforts to seek recovery on behalf of the Acquiror under such insurance policies (to the extent permitted under such insurance policies) in respect of any pre-Closing claims that may be made by the Sellers or any of their Affiliates relating to the Business, the Transferred Assets or any of the Assumed Liabilities, subject to any deductible or self retention or other policy requirement or limit provided, that by making such claims, the Acquiror agrees to reimburse any increased costs incurred as a result of such claims, including any retroactive or prospective premium adjustments associated with such coverage; and provided, further, that none of the Sellers or any of their Affiliates shall be required to make any such claims if, and to the extent that, the full amount of such claims are covered under insurance policies sponsored by the Acquiror or its Affiliates. For purposes of this Section 5.12, the term “Affiliate” as with respect to the Sellers shall include ATMI and its Subsidiaries.

Section 5.13. Further Action.

(a) Each of the Sellers and the Acquiror (i) shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements and (ii) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing in any material respect.  The Sellers shall use their best efforts to obtain the consent set forth on Section 5.13(a) of the Disclosure Letter.

(b) Each of the Sellers and the Acquiror shall keep each other reasonably apprised of the status of the matters relating to the completion of the transactions contemplated hereby, including with respect to the negotiations relating to the satisfaction of the conditions set forth in Article VIII.  From time to time following the Closing, the Sellers and the Acquiror shall use their reasonable efforts to execute, acknowledge and deliver, or to cause their Affiliates to execute, acknowledge and deliver, all reasonable further conveyances, notices, assumptions, releases and acquittances and instruments, and shall take such reasonable actions as may be necessary or appropriate, to make effective the transactions contemplated hereby as may be reasonably requested by the other parties hereto (including (i) transferring back to the Asset Sellers or their designated Affiliates any asset or liability not contemplated by this Agreement to be a Transferred Asset or an Assumed Liability, respectively, which asset or liability was transferred to the Acquiror at the Closing and (ii) transferring to the Acquiror any asset or liability contemplated by this Agreement to be a Transferred Asset or an Assumed Liability, respectively, which was not transferred to the Acquiror at the Closing).

Section 5.14. Shared Contracts.  Section 5.14 of the Disclosure Letter sets forth the Assumed Contracts pursuant to which the parties agree that the Sellers and their respective Affiliates (other than the Company and the Transferred Entities) shall be entitled to continue to derive benefits, and required to assume any obligations and economic burdens related to such benefits, following the Closing (the “Assumed Shared Contracts”).  The parties hereto shall use their commercially reasonable efforts to enter into or to grant, and to cause each third party counterparty to an Assumed Shared Contract to enter into or to grant, any such new agreements or consents as are reasonably necessary to permit the Seller and their respective

Affiliates (other than the Company and the Transferred Entities) to derive such benefits, and assume such obligations and economic burdens, on an independent basis following the Closing.  If, on the Closing Date, any such third party agreement or consent is not obtained, the Sellers and the Acquiror shall cooperate in a mutually acceptable arrangement under which the Sellers and their respective Affiliates (other than the Company and the Transferred Entities) would, in compliance with Law, obtain the appropriate benefits and assume the related obligations and bear the related economic burdens in respect of such Assumed Shared Contracts, including by means of subcontracting, sublicensing or subleasing arrangements, or enforcement by the party to such Assumed Shared Contract that the Acquiror or any of its Affiliates (as applicable), for the benefit (and at the expense) of the Seller or any its Affiliates (as applicable) that is an intended beneficiary thereof pursuant to this Section 5.14.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.01. General.

(a) Offer of Employment; Continuation of Employment.  Following the execution of this Agreement, ATMI and its Affiliates shall not transfer any Business Employee on the Preliminary List of Business Employees to another unit of ATMI without the prior written consent of the Acquiror. ATMI shall provide on a bi-weekly basis an updated version of the Preliminary List of Business Employees reflecting changes to the Preliminary List of Business Employees as permitted pursuant to Section 5.01(a)(v). No later than fifteen (15) days prior to the Closing Date, ATMI shall provide to the Acquiror an updated Preliminary List of Business Employees reflecting changes to the Preliminary List of Business Employees as permitted pursuant to Section 5.01(a)(v) and shall mark that list as “final” (the “Final List of Business Employees”) in order for the Acquiror to make offers of employment to such employees in accordance with the provisions of this Section 6.01(a).  Except (i) where a Business Employee’s employment transfers automatically to the Acquiror or its Affiliates as a result of transactions contemplated by this Agreement, whether pursuant to applicable Law or as a result of the transfer to the Acquiror of the Shares (including, for the avoidance of doubt, any Business Employees who remain employed by the Company or the Transferred Subsidiary as of the Closing), or (ii) as otherwise provided in this Section 6.01(a) with respect to an Employee on Disability Leave, the Acquiror shall offer, or cause its Affiliates to offer, comparable employment, on terms and conditions consistent with the Acquiror’s or such Affiliates’ obligations pursuant to this Article VI, as of the Closing as a successor employer to each Business Employee on the Final List of Business Employees, other than any Employee on Disability Leave (each such Business Employee, an “Active Business Employee”).  For purposes of this Agreement, any Business Employee who is not actively at work on the Closing Date due to a leave of absence (including due to vacation, holiday, sick leave, family leave, workers’ compensation, maternity (whether or not on short-term disability leave) or paternity leave, military leave, jury duty, bereavement leave or injury) in compliance with the applicable policies of the Sellers, the Company and the Transferred Subsidiary, as applicable, other than any Employee on Disability Leave, shall be considered an Active Business Employee.  Except as otherwise required by applicable Law, for a period of six (6) months following the Closing Date, effective on the date on which an Employee on Disability Leave presents himself or herself to the Acquiror and its Affiliates for active employment, in each case within six (6) months following the Closing Date, the Acquiror shall, or shall cause its Affiliates to, make an offer of employment to such Employee on Disability Leave.  In the case of each Business Employee whose employment transfers to the Acquiror or its Affiliates automatically under applicable Law upon the Closing or as a result of transfer of Shares to the Acquiror and its Affiliates, effective as of the Closing, the Acquiror shall, or shall cause its Affiliates to, continue such Business Employee’s employment.  Each Business Employee who accepts employment with the Acquiror and its Affiliates as of the applicable Transfer Time, or whose employment transfers automatically to the Acquiror and its Affiliates as of the applicable Transfer Time, shall be referred to herein as a “Transferred Employee”.

(b) Terms and Conditions of Employment.  For a period of at least one (1) year following the Closing Date, each Transferred Employee shall be entitled to receive while in the employ of the Acquiror or any of its Affiliates at least the same salary and wages as were provided to such individual immediately prior to the Closing Date, except as required by Law or collective bargaining agreement.  In addition, except as otherwise required by Law or collective bargaining agreement, for a period of at least one (1) year following the Closing Date, each Transferred Employee shall be entitled to receive while in the employ of the Acquiror or any of its Affiliates incentive compensation (other than equity compensation), bonus opportunities, employee benefits and other material terms and conditions of employment that are at least as favorable to the Transferred Employee as those provided to similarly situated employees of the Acquiror. The term “other material terms and conditions” in the preceding sentence is limited to practices which, if changed or eliminated, could reasonably give rise to a claim for monetary damages under applicable Law or contract.

(c) Bonuses.  (i) Annual Bonuses. On or prior to the Closing Date, ATMI or its Affiliates shall pay to each Business Employee all amounts for which such Business Employee is eligible pursuant to any ATMI cash incentive or bonus plan or program covering such Business Employee (each such plan or program, a “Company Bonus Plan”) with respect to the year prior to the year in which the Closing occurs, with such amounts determined in accordance with the terms of the applicable Company Bonus Plan based on actual performance during such year.  Consistent with the Acquiror’s obligations under this Section 6.01, effective as of the Closing, the Acquiror shall, or shall cause its Affiliates to, permit each Transferred Employee to be eligible to participate in cash incentive or bonus plans or programs of the Acquiror or its Affiliates as offered to similarly situated employees of the Acquiror or its Affiliates, except as required by Law or collective bargaining agreements.  With respect to each Transferred Employee, ATMI or its Affiliates shall reflect in Working Capital an accrual determined in accordance with the terms of the applicable Company Bonus Plans based on actual performance during the period beginning on January 1 of the year in which the Closing occurs and ending on the Closing Date, and the Acquiror shall, or shall cause its Affiliates to pay such accrued amount to such Transferred Employee at such times as payments otherwise have been made under the applicable Company Bonus Plans.  (ii) Transaction-Related Retention Bonuses. The Acquiror shall assume and honor the employer retention obligations for the Transferred Employees as set forth in Section 6.01(c)(ii) of the Disclosure Letter.

(d) Vacation and Paid Time Off.  Following the Closing Date, the Acquiror shall, or shall cause its Affiliates to, provide vacation benefits to Transferred Employees that are at least as favorable to the Transferred Employees as those provided to similarly situated employees of the Acquiror under the applicable vacation program of the Acquiror or its Affiliates, except as required by Law or collective bargaining agreement. At Closing, ATMI and its Affiliates shall pay in cash to the applicable Transferred Employees, all obligations of ATMI and its Affiliates for the accrued, unused vacation and paid time off of the Transferred Employees. Acquiror and its Affiliates shall have no obligation or liability to pay or provide any vacation or paid time off payments resulting from employment on or prior to the Closing Date claimed by any Transferred Employee.

(e) Severance Benefits.  Notwithstanding anything to the contrary in this Agreement or as required by applicable Law or collective bargaining agreement and except as set forth in Section 6.01(e) of the Disclosure Letter, the Acquiror shall, or shall cause its Affiliates to, provide severance benefits to any Transferred Employee who is laid off, made redundant or whose employment is otherwise terminated in an amount that is equal to the severance benefits provided under the severance arrangements of the Acquiror and its Affiliates applicable to similarly situated employees; provided, however, the Acquiror shall, or shall cause its Affiliates to, assume the ATMI Severance Pay Plan for Life Sciences Employees (the “Severance Plan”) and honor the terms of the Severance Plan with respect to any Transferred Employee whose employment is terminated during the eighteen (18) month period following the Closing Date.

(f) Credit for Service.  The Acquiror shall, or shall cause its Affiliates to, credit Transferred Employees for service earned on and prior to the applicable Transfer Time with ATMI and its Affiliates, or any of their respective predecessors, in addition to service earned with the Acquiror and its Affiliates on or after the Closing Date, (i) to the extent that service is relevant for purposes of eligibility, vesting or the calculation of vacation, sick days, severance, layoff and/or similar benefits (but not for purposes of defined benefit pension benefit accruals) under any retirement or other employee benefit plan, program or arrangement of the Acquiror or any of its Affiliates for the benefit of the Transferred Employees on or after the Closing Date and (ii) for such additional purposes as may be required by applicable Law; provided that nothing herein shall result in a duplication of benefits or funding with respect to the Transferred Employees.

(g) Pre-existing Conditions; Coordination.  The Acquiror shall, and shall cause its Affiliates to, use commercially reasonable efforts to waive limitations on benefits relating to any pre-existing conditions of the Transferred Employees and their eligible spouses and dependents.  The Acquiror shall, and shall cause its Affiliates to, use commercially reasonable efforts to recognize for purposes of annual deductible and out-of-pocket limits under their health plans applicable to Transferred Employees, deductible and out-of-pocket expenses paid by Transferred Employees and their respective spouses and dependents under ATMI’s or any of its Affiliates’ health plans in the calendar year in which the applicable Transfer Time occurs.

(h) Assumption of Assumed Employee Plans.  The Acquiror or its Affiliates shall assume sponsorship of, and all obligations and Liabilities with respect to, each Assumed Employee Plan, and shall assume or discharge all obligations attributable to Transferred Employees (including their eligible spouses, dependents and beneficiaries) under such Assumed Employee Plan as of the Closing. Without limiting the generality of the foregoing, the Acquiror and the Sellers acknowledge and agree that such assumption includes all post-Closing obligations and Liabilities under the terms of the applicable Assumed Employee Plan with respect to each individual who is, as of the Closing, an Employee on Disability Leave, to the extent such individual becomes a Transferred Employee in accordance with the terms of this Article VI.

(i) Participation in Employee Plans other than Assumed Employee Plans.  Except as otherwise specifically provided in this Agreement or except when required by applicable Law or collective bargaining agreement, all Business Employees will cease, effective as of the Closing Date, any participation in and any benefit accrual under each Employee Plan that is not an Assumed Employee Plan (a “Non-Assumed Employee Plan”).  ATMI and its Affiliates shall take all necessary actions to effect such cessation of Business Employees under such Non-Assumed Employee Plans.  Notwithstanding the first sentence of this Section 6.01(i), any Employee on Disability Leave covered by a Non-Assumed Employee Plan immediately prior to the Closing Date may continue after the Closing Date to participate in accordance with, and subject to, their eligibility under the terms of such Non-Assumed Employee Plan as in effect from time to time, until the earlier of the date of such employee’s commencement of or return to active employment with the Acquiror or its Affiliates, if applicable, or the date such employee ceases to be eligible for such coverage.  To the extent any such Employee on Disability Leave becomes a Transferred Employee in accordance with the terms of this Article VI, the Acquiror shall reimburse ATMI for any payments made to such Employee on Disability Leave pursuant to this Section 6.01(i) within 60 (sixty) days of receipt of an invoice for such amounts.

(j) COBRA. Following the Closing Date, (i) ATMI and its Affiliates shall assume all obligations to provide continued health coverage in accordance with COBRA to U.S. Transferred Employees and their qualified beneficiaries (to the extent that such U.S. Transferred Employees are covered under an employee benefit plan providing for such COBRA continuation benefits) who incur a COBRA qualifying event at or prior to the Closing, and (ii) the Acquiror and its Affiliates shall assume all obligations to provide continued health coverage in accordance with COBRA to U.S. Transferred Employees and their qualified beneficiaries (to the extent that such U.S. Transferred Employees are covered under an employee benefit plan providing for such COBRA continuation benefits) who incur a COBRA qualifying event after the Closing.

(k) Employee Records.  Other than as prohibited by data privacy rules and other applicable Laws, upon signing of this Agreement the Sellers shall provide and make available all Employee Records necessary to comply with the provisions of this Article VI.

(l) Share Sellers’ Obligations Prior to the Closing.  The Share Sellers shall procure that the Company shall, promptly following the execution of this Agreement, inform its works council of the transactions contemplated in this Agreement in accordance with applicable Law and, in so far as required by applicable Law, shall consult with their works council.

Section 6.02. Effect of Agreement; No Third-Party Beneficiaries.  Notwithstanding anything herein to the contrary, each of the Sellers, the Company, the Transferred Subsidiary, the Acquiror and their respective Affiliates hereby acknowledges and agrees that all provisions contained in this Article VI are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, (a) shall be treated as an amendment or other modification of any Employee Plan or other employee benefit plan, agreement or other arrangement, (b) shall limit the right of the Acquiror, the Sellers, the Company, the Transferred Subsidiary or their respective Affiliates to amend, terminate or otherwise modify any Employee Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (c) shall create any third party beneficiary or other right (x) in any other Person, including, without limitation, any current or former director, officer, employee or independent contractor of the Sellers, the Company or any Transferred Subsidiary or any participant in any Employee Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof) or (y) to continued employment with the Acquiror, the Sellers, the Company, the Transferred Subsidiary or any of their respective Affiliates.

ARTICLE VII

TAX MATTERS

Section 7.01. Transfer Taxes.  Notwithstanding anything to the contrary in this Agreement, the Acquiror shall be liable for and shall pay any sales Tax, use Tax, direct or indirect real property transfer Tax, documentary stamp Tax, VAT or similar Taxes and related fees (“Transfer Taxes”) attributable to the sale or transfer of the Shares, Transferred Assets or the Business.  The party required by Law to file a Tax Return with respect to such Transfer Taxes shall timely prepare, with the other parties’ cooperation, and file such Tax Return.  If the Sellers or any of their Affiliates file any such Tax Return, the Acquiror shall promptly reimburse the Sellers for any Transfer Taxes paid by the Sellers or such Affiliate in connection with the filing of such Tax Return.  The Acquiror and the Sellers agree to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) such Transfer Taxes.

Section 7.02. Allocations of Purchase Price.  To the extent required or necessary under the applicable Law of any jurisdiction, the Sellers and the Acquiror shall allocate the Purchase Price (and any Assumed Liabilities to the extent properly includable in determining the amount realized by the Sellers for tax purposes) among the Company, the Transferred Subsidiary, the Transferred JV, the Transferred Assets and the covenant set forth in Section 5.11(a) as specified in Section 7.02 of the Disclosure Letter (the “Purchase Price Allocation”).  In accordance with such allocation, the Asset Sellers shall prepare and deliver to the Acquiror copies of Form 8594 and any required exhibits thereto.  The Sellers shall prepare and deliver to the Acquiror revised copies of the Purchase Price Allocation so as to reflect any matters that need updating (including any adjustments to the Purchase Price) consistent with the agreed upon allocation.  All income Tax Returns (including Form 8594) filed by the Acquiror and the Sellers shall be prepared consistently with the Purchase Price Allocation.  Neither the Acquiror nor the Sellers shall, nor shall they permit their respective Affiliates to, take any position inconsistent with the Purchase Price Allocation.

Section 7.03. No Section 338(g) Election.  The Acquiror shall not make an election under Section 338(g) of the Code, or any similar provision of state or local Law, with respect to the Transferred Subsidiary.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01. Conditions to Obligations of the Sellers.  The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Sellers in their sole discretion, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants.  (i) Each of the representations and warranties of the Acquiror contained in Article IV (other than as set forth in clause (ii) of this Section 8.01(a)) shall be true and correct (without giving effect to any “materiality” or “material adverse effect” qualifiers therein) as of the Closing as if made on the Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct as of such date, except to the extent that any failure to be true and correct would not have an Acquiror Material Adverse Effect; (ii) each of the Acquiror Fundamental Representations shall be true and correct in all respects as of the Closing Date as though made on the Closing Date, other than Acquiror Fundamental Representations made as of another date, which representations and warranties shall have been true and correct as of such date; and (iii) the covenants contained in this Agreement required to be complied with by the Acquiror on or before the Closing shall have been complied with in all material respects.

(b) Governmental Approvals.  The applicable filings or approvals under the competition Laws of any foreign jurisdiction that is set forth in Exhibit F shall have been made or obtained to the extent required by applicable Law.

(c) No Governmental Order.  No Governmental Order or Law shall have been enacted, promulgated or come into effect following the date hereof that prohibits or otherwise restrains the sale of the Shares, the Transferred Assets or the consummation of the other transactions contemplated by this Agreement or the Ancillary Agreements, and there shall be no proceeding pending by any Governmental Authority seeking such a Governmental Order.

(d) Closing Deliveries.  The Acquiror shall have executed and delivered (or caused to be executed and delivered) to the Sellers the Ancillary Agreements and the other items required under Section 2.08.

(e) Restructuring Transactions.  The Restructuring Transactions shall have been completed in accordance with Section 5.06.

Section 8.02. Conditions to Obligations of the Acquiror.  The obligations of the Acquiror to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Acquiror in its sole discretion, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants.  (i) Each of the representations and warranties of the Sellers contained in Article III (other than as set forth in clause (ii) of this Section 8.02(a)) shall be true and correct (without giving effect to any

“materiality” or “Material Adverse Effect” qualifiers therein) as of the Closing as if made on the Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct as of such date, except to the extent that any failure to be true and correct would not have a Material Adverse Effect; (ii) each of the Seller Fundamental Representations shall be true and correct in all respects as of the Closing Date as though made on the Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct as of such date; (iii) the covenants contained in this Agreement required to be complied with by the Sellers on or before the Closing shall have been complied with in all material respects; and (iv) all relevant procedures with employee representatives in connection with the Agreement as referred to in Section 6.01(l) shall have been completed.

(b) Governmental Approvals.  The applicable filings or approvals under the competition Laws of any foreign jurisdiction that is set forth in Exhibit F shall have been made or obtained to the extent required by applicable Law.

(c) No Governmental Order.  No Governmental Order or Law shall have been enacted, promulgated or come into effect following the date hereof that prohibits or otherwise restrains the sale of the Shares, the Transferred Assets or the consummation of the other transactions contemplated by this Agreement or the Ancillary Agreements, and there shall be no proceeding pending by any Governmental Authority seeking such a Governmental Order.

(d) Closing Deliveries.  The Sellers shall have executed and delivered, or caused to be executed and delivered, to the Acquiror the Ancillary Agreements and the other items required under Section 2.07.

(e) Restructuring Transactions.  The Restructuring Transactions shall have been completed in accordance with Section 5.06.

(f) Material Adverse Effect.  Since the date hereof, no Material Adverse Effect shall have occurred.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01. Termination.  This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of the Sellers and the Acquiror;

(b) by the Sellers, if the Acquiror shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to the Acquiror that would cause any of the conditions set forth in Section 8.01(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; provided, however, that the Sellers are not then in material breach of this Agreement;

(c) by the Acquiror, if the Sellers shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to the Sellers that would cause any of the conditions set forth in Section 8.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; provided, however, that the Acquiror is not then in material breach of this Agreement;

(d) by either the Sellers or the Acquiror if the Closing shall not have occurred on or before the End Date; provided, however, that the right to terminate this Agreement under this Section 9.01(d) shall not be available to any party hereto whose breach of this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; or

(e) by either the Sellers or the Acquiror in the event of the issuance of a final, nonappealable Governmental Order restraining or prohibiting the sale of the Transferred Assets or the Shares or the consummation of the other transactions contemplated by this Agreement or the Ancillary Agreements.

Section 9.02. Notice of Termination.  Any party hereto desiring to terminate this Agreement pursuant to Section 9.01 shall give written notice of such termination to the other party or parties, as the case may be, to this Agreement.

Section 9.03. Effect of Termination.  In the event of the termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement, except that Section 5.04(a), this Section 9.03, and Article X (other than Section 10.01) shall survive any such termination in accordance with their terms and shall be enforceable hereunder; provided, however, that nothing in this Agreement shall relieve either the Sellers or the Acquiror from liability for any knowing and intentional breach of this Agreement.

Section 9.04. Extension; Waiver.  Either the Sellers, with respect to the Acquiror, or the Acquiror, with respect to the Sellers, may (a) extend the time for the performance of any of the obligations or other acts of the party or parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party or parties hereto contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions of the other party or parties hereto contained in this Agreement but such waiver of compliance with such agreements or conditions shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Any such extension or waiver shall be valid only if set forth in an instrument in writing (which shall not be in electronic form) signed by the party hereto granting such extension or waiver.  Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties hereto, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

ARTICLE X

GENERAL PROVISIONS

Section 10.01. Survival.  The representations and warranties of the Sellers and the Acquiror contained in or made pursuant to this Agreement shall not survive the Closing and the parties shall not have the right following the Closing to initiate any Action for any breach of such representations and warranties; provided, however, that, subject to the next following sentence, for twenty (20) months following the Closing, the Acquiror, as with respect to the Seller Fundamental Representations, and the Sellers, as with respect to the Acquiror Fundamental Representations, shall have the right to initiate Actions for any breach of a Seller Fundamental Representation or an Acquiror Fundamental Representation, in each case, with respect to the failure of such representation or warranty to be true and correct as if made on and as of the date hereof and on and as of the Closing Date (except for representations and warranties made as of another date, in which case with respect to the failure of such representation or warranty to be true and correct on and as of such date).  The rights of the Sellers and the Acquiror to initiate Actions for any breach of a Seller Fundamental Representation or an Acquiror Fundamental Representation as set forth in the preceding sentence, shall be subject to the following: (a) the Sellers and the Acquiror shall, and shall cause their respective Affiliates to, procure that all commercially reasonable steps are taken to mitigate any liability, loss, damage, claim, demand, cost, expense (including reasonable attorneys’ and consultants’ fees and expenses), interest, award, judgment or penalty (each a “Loss”) incurred, which in the absence of mitigation might give rise to or increase a Loss in respect of any claim under this Agreement; provided that with respect to a breach due to the fact that an asset necessary to conduct the Business immediately following the Closing as it is conducted on the date of this Agreement was not included in the Business Assets, such commercially reasonable steps shall include using reasonable efforts to negotiate in good faith a contract or other arrangement which puts the parties in substantially the same position with respect to the use and/or benefit of such asset as existed as of the Closing (and any such contract or other arrangement shall be taken into  account in mitigating the determination of any Loss incurred) and (b) the Sellers and the Acquiror, respectively, shall not be entitled to any Indirect Losses.  The covenants and agreements of the parties hereto contained in or made pursuant to this Agreement that by their terms apply or are to be performed in whole or in part after the Closing shall survive for the period provided in such covenants and agreements, if any, or until fully performed, and the covenants and agreements of the parties hereto that by their terms apply or are to be performed at or prior to the Closing shall not survive the Closing.  Each covenant and agreement shall terminate after such survival period.  If notice of a breach of any representation, warranty, covenant or agreement has been given prior to the expiration of the applicable representation, warranty, covenant or agreement, the ability of a party to initiate an Action with respect to such breach shall survive until any such Action relating thereto has been fully and finally resolved.

Section 10.02. Expenses.  Except as may be otherwise specified in the Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with the Transaction Agreements and the transactions contemplated by the Transaction Agreements shall be paid by the party hereto incurring such costs and expenses, whether or not the Closing shall have occurred or this

Agreement is terminated; provided, that all costs and expenses incurred by the Company and the Transferred Entities shall be borne by the Sellers.

Section 10.03. Notices.  All notices, requests, claims, demands and other communications under the Transaction Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

(i)	if to the Sellers:

ATMI, Inc. 7 Commerce Drive Danbury, CT 06810
Attention: Patrick J. Shima, Esq
Facsimile: (203)-702-5352

with a copy to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Attention: Thomas A. Roberts, Esq. Matthew J. Gilroy, Esq.
Facsimile: (212) 310-8007

(ii)	if to the Acquiror:

Pall Corporation 25 Harbor Park Drive Port Washington, NY 11050 Attention: General Counsel
Facsimile: (516)-801-9780

with a copy to:

Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022 Attention: Robert M. Katz Facsimile: (646) 848-8008

Section 10.04. Public Announcements.  No party to this Agreement or any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this

Agreement without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable Law or stock exchange rules, in which case the party required to publish such press release or public announcement shall allow the other parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication, to the extent practicable.

Section 10.05. Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any applicable Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 10.06. Entire Agreement.  Except as otherwise specifically provided in the Transaction Agreements, the Transaction Agreements constitute the entire agreement of the Sellers and/or their Affiliates, on the one hand, and the Acquiror and/or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements and supersede all prior representations, agreements, undertakings and understandings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement, between or on behalf of the Sellers and/or their Affiliates, on the one hand, and the Acquiror and/or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements.  Except for any Action in respect of fraud or intentional misconduct, the parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement.  Except for any Action in respect of fraud or intentional misconduct, the sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representation and warranties set forth herein) shall be those remedies provided for in this Agreement or available at law or in equity for breach of contract only (as such contractual remedies may be further limited or excluded pursuant to the express terms of this Agreement); and, except for any Action in respect of fraud or intentional misconduct, the parties hereto hereby waive and release any and all tort claims and causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including, except for any Action in respect of fraud or intentional misconduct, any tort claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

Section 10.07. Assignment.  This Agreement shall not be assigned by (a) the Acquiror without the prior written consent of the Sellers and (b) the Sellers, without the prior written consent of the Acquiror, except that each of the Sellers and the Acquiror may assign any or all of its rights and obligations under this Agreement to any of their Affiliates or in connection with a change of control, and the Acquiror shall be entitled to designate one or more of its

Affiliates to be the purchaser or transferee of some or all of the Shares, the Transferred Assets or the Assumed Liabilities; provided that no such assignment shall release the Sellers or the Acquiror from any liability or obligation under this Agreement.  Any attempted assignment in violation of this Section 10.07 shall be void.  This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their permitted successors and assigns.

Section 10.08. No Third-Party Beneficiaries.  Except as provided in Section 5.08 and Section 5.09 (with respect to ATMI and its Affiliates) and Section 10.16 (with respect to Non-Party Affiliates), this Agreement is for the sole benefit of the Persons specifically named in the preamble to this Agreement as parties hereto and their permitted successors and assigns, no party hereto is acting as an agent for any other Person not named herein as a party hereto, and nothing in this Agreement or any other Transaction Agreements, including Article VI hereto, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Sellers, any of their Affiliates or the Business, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 10.09. Amendment.  No provision of this Agreement or any other Transaction Agreement, including any Exhibits or Schedules thereto or, in respect of this Agreement, the Disclosure Letter, may be amended, supplemented or modified except by a written instrument making specific reference hereto or thereto signed by all the parties to such agreement.

Section 10.10. Disclosure Letter.  Any disclosure with respect to a Section of this Agreement, including any Section of the Disclosure Letter, shall be deemed to be disclosed for purposes of other Sections of this Agreement, including any Section of the Disclosure Letter, to the extent that such disclosure is reasonably sufficient so that the relevance of such disclosure would be reasonably apparent to a reader of this Agreement and of such disclosure (without knowledge of any facts not set forth on the face of such disclosure).  Matters reflected in any Section of the Disclosure Letter that are not required by this Agreement to be so reflected are set forth solely for informational purposes.  No reference to or disclosure of any item or other matter in any Section of this Agreement, including any Section of the Disclosure Letter, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.  Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.

Section 10.11. Governing Law; Submission to Jurisdiction.

(a) This Agreement and each other Transaction Agreement and all claims or causes of action (whether in contract or in tort) that may be based upon, arise out of or relate to this Agreement and each other Transaction Agreement, or the negotiation, execution or performance of this Agreement and each other Transaction Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State without giving regard to any conflict of laws provisions that would require or permit the application of the Laws of any other jurisdiction.

(b) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 10.03.

Section 10.12. Specific Performance.  Each party hereto acknowledges and agrees that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no adequate remedy other than specific performance would exist at law or in equity in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or any party hereto threatens such a breach).  Therefore, it is agreed that each party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

Section 10.13. Rules of Construction.  Interpretation of this Agreement (except as specifically provided in this Agreement, in which case such specified rules of construction shall govern with respect to this Agreement) shall be governed by the following rules of construction:  (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement, including the Disclosure Letter and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import shall mean “including without limitation”, unless otherwise specified; (f) references to “written” or “in writing” include in electronic form, provided that any notice given pursuant to this Agreement shall be given in accordance with Section 10.03 and any extension or waiver shall be granted in accordance with  Section 9.04; (g) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (h) the Sellers and the Acquiror have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement; (i) a reference to any Person includes such Person’s permitted successors and permitted assigns; (j) any reference to “days” means calendar days unless Business Days are expressly specified; (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; and (l) an item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement that is related to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet or financial statement or (iii) such item is reflected on the balance sheet or financial statement and is specifically referred to in the notes thereto.  Further, prior drafts of this Agreement or the other Transaction Agreements or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any of the other Transaction Agreements shall not be used as an aid of construction or otherwise constitute evidence of the intent of the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

Section 10.14. Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (.pdf)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 10.15. Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION AGREEMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

Section 10.16. Non-Recourse.  All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Transaction Agreements, or the negotiation, execution or performance of this Agreement or the other Transaction Agreements (including any representation or warranty made in or in connection with this Agreement or the other Transaction Agreements or as an inducement to enter into this Agreement or the other Transaction Agreements), may be made only against the entities that are expressly identified as parties hereto and thereto.  No Person who is not a named party to this Agreement or the other Transaction Agreements, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named party to this Agreement or the other Transaction Agreements (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Transaction Agreement (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Transaction Agreement (as the case may be) or the negotiation or execution hereof or thereof; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.

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IN WITNESS WHEREOF, the Sellers and the Acquiror have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

ATMI, INC.

By	/s/ Douglas A. Neugold

Name: Douglas A. Neugold

Title: Chairman, President and Chief Executive Officer

ATMI SARL

By	/s/ Timothy C. Carlson

Name: Timothy C. Carlson

Title: Class A Manager

ATMI BELGIUM LLC

By	/s/ Patrick J. Shima

Name: Patrick J. Shima

Title: Senior Vice President, Chief Legal Officer and Secretary

ATMI PACKAGING, INC.

By	/s/ Patrick J. Shima

Name: Patrick J. Shima

Title: Senior Vice President, Chief Legal Officer and Secretary

ADVANCED TECHNOLOGY MATERIALS, INC.

By	/s/ Douglas A. Neugold

Name: Douglas A. Neugold

Title: President and Chief Executive Officer

PALL CORPORATION

By	/s/ Lawrence D. Kingsley

Name: Lawrence D. Kingsley

Title: Chairman and CEO

EXHIBIT A

DEFINITIONS

“2013 Financial Statements” has the meaning set forth in Section 5.02(b).

“Acquiror” shall have the meaning set forth in the Preamble.

“Acquiror Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Incorporation and Authority of the Acquiror) and Section 4.02 (Qualification of the Acquiror).

“Acquiror Material Adverse Effect” means, with respect to the Acquiror, a material adverse effect on the ability of the Acquiror to perform its obligations under this Agreement or any Ancillary Agreement to which it is a party or to consummate the transactions contemplated hereby or thereby.

“Acquisition” means, with respect to any Person, any direct or indirect acquisition, merger, consolidation, tender offer, sale, assignment, disposition, member substitution, joint venture, asset sale or similar transaction, in any one or a series of related transactions, in respect of such Person or the assets or ownership interests of such Person.

“Action” means any claim, counterclaim, action, audit, suit, arbitration, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Agreement” means this Share and Asset Purchase Agreement, dated as of December 22, 2013, among the Sellers and the Acquiror, including the Disclosure Letter and the Exhibits, and all amendments to this agreement made in accordance with Section 10.09.

“Ancillary Agreements” means the Bill of Sale, Assignment and Assumption Agreement, the Assignments of Intellectual Property, the Confidentiality Agreement and the Transition Services Agreement.

“Asset Seller Minority Investments” shall have the meaning set forth in Section 2.02(a)(xiii).

“Asset Sellers” shall have the meaning set forth in the Preamble.

“Assignments of Intellectual Property” means the Assignments of Intellectual Property among the Sellers and the Acquiror substantially in the forms attached hereto as Exhibit D.

“Assumed Contracts” shall have the meaning set forth in Section 2.02(a)(ii).

“Assumed Employee Plan” means each Employee Plan (i) sponsored by the Company or the Transferred Subsidiary as of the Closing Date, (ii) that the Acquiror or any of its Affiliates has explicitly agreed to assume pursuant to this Agreement or (iii) that the Acquiror or any of its Affiliates is required to assume under applicable Law or any applicable collective bargaining agreement; provided, however, that no Employee Plan shall be an Assumed Employee Plan unless it is set forth on Section 3.14(a)(ii) of the Disclosure Letter.

“Assumed IP Agreements” shall have the meaning set forth in Section 2.02(a)(v).

“Assumed Liabilities” shall have the meaning set forth in Section 2.02(c).

“Assumed Shared Contracts” shall have the meaning set forth in Section 5.14.

“ATMI” shall have the meaning set forth in the Preamble.

“ATMI Acquiror” shall have the meaning set forth in Section 5.11(c).

“ATMI Acquisition” means an Acquisition by any Person, at any time on or following the date hereof and prior to the expiration of the Non-Compete Period, in respect of: (i) a majority of the voting securities or other equity interests of ATMI or (ii) all or substantially all of the assets of ATMI.

“ATMI Belgium” shall have the meaning set forth in the Preamble.

“ATMI Name and ATMI Marks” means the names or marks of ATMI or any of its Affiliates that incorporate “ATMI” (in block letters or otherwise) or the ATMI logo, either alone or in combination with other words and all marks, trade dress, logos, Internet domain names and other source identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words, but excluding the Business Marks.

“ATMI Opco” shall have the meaning set forth in the Preamble.

“ATMI Packaging” shall have the meaning set forth in the Preamble.

“ATMI SARL” shall have the meaning set forth in the Preamble.

“Bill of Sale, Assignment and Assumption Agreement” means the Bill of Sale, Assignment and Assumption Agreement among the Sellers and the Acquiror substantially in the form attached hereto as Exhibit E.

“Business” shall have the meaning set forth in Recital B.

“Business Assets” means the Transferred Assets and the assets, properties and rights of every type and description that are owned, leased or licensed (from a third party) by the Company (including the Company’s ownership interest in the Transferred JV) or the Transferred Subsidiary that are, in each case, Related to the Business.

“Business Contracts” means all Contracts that are Related to the Business, other than those contracts, agreements or other arrangements, instruments or undertakings of any kind that are Excluded Assets.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York or in Brussels, Belgium are required or authorized by Law to be closed.

“Business Employee” means each Person who is employed or engaged as a consultant by ATMI or any of its Affiliates (including the Company and the Transferred Subsidiary) and who provides services primarily with respect to the Business, including those employees on medical leave, family leave, military leave or personal leave under the policies of ATMI or any of its Affiliates, as applicable.

“Business Intellectual Property” means (a) the patents, patent applications and registered copyrights and applications therefor set forth in Section 3.11(a) of the Disclosure Letter, (b) the Business Marks and (c) all other Intellectual Property (other than patents, patent applications, registered copyrights and applications therefor, and Trademarks) owned by the Asset Sellers, the Company or the Transferred Subsidiary (or jointly by two (2) or more of the foregoing entities) and Related to the Business.

“Business Marks” means (a) the Trademarks set forth in Section 3.11(a) of the Disclosure Letter and (b) all other Trademarks owned by the Asset Sellers, the Company or the Transferred Subsidiary Related to the Business, in each case, except to the extent that any such Trademarks incorporate “ATMI” or the ATMI logo.

 “Business Technology” means all Technology owned by the Asset Sellers, the Company or the Transferred Subsidiary (or jointly by two (2) or more of the foregoing entities) and Related to the Business.

“Closing” shall have the meaning set forth in Section 2.04.

“Closing Adjustment” shall have the meaning set forth in Section 2.06(b).

“Closing Date” shall have the meaning set forth in Section 2.04.

“Closing Notice” shall have the meaning set forth in Section 2.06.

“Closing Payment” shall have the meaning set forth in Section 2.06(c).

“Closing Working Capital” shall have the meaning set forth in Section 2.12(a).

“COBRA” means the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in Recital A.

“Company Bonus Plan” shall have the meaning set forth in Section 6.01(c)(i).

“Company IP Agreements” means (a) Contracts pursuant to which the Company or the Transferred Subsidiary grants to any third party a license under, or a covenant not to sue in respect of, Intellectual Property, (b) Contracts pursuant to which any third party grants to the Company or the Transferred Subsidiary a license under, or a covenant not to sue in respect of, Intellectual Property, and (c) Contracts between the Company or the Transferred Subsidiary and any third party relating to the development of Intellectual Property.

“Company Leased Property” shall have the meaning set forth in Section 3.15.

“Company Minority Investments” shall have the meaning set forth in Section 3.02(b).

“Company Owned Property” shall have the meaning set forth in Section 3.15.

“Competing Business” shall have the meaning set forth in Section 5.11(a).

“Confidential Information” shall have the meaning set forth in Section 5.04(c).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.04.

“Consultation Period” shall have the meaning set forth in Section 2.13(b).

“Contracts” means all written contracts, subcontracts, agreements, leases, licenses, commitments, sales and purchase orders, and other instruments, arrangements or understandings of any kind.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  The terms “Controlled by”, “Controlled”, “under common Control with” and “Controlling” shall have correlative meanings.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, other than for payment of premiums to the Pension Benefit Guaranty Corporation, (b) under section 302 or 4068(a) of ERISA, (c) under section 412(n) or 4971 of the Code, and (d) for violation of the continuation coverage requirements of COBRA.

“Debt” means, with respect to any Person, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables, accrued expenses and other similar obligations incurred in the ordinary course of business consistent with past practice), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv)  all obligations of such Person as lessee under leases that have been or should be, in accordance with US GAAP, recorded as capital leases, (v) all obligations of such Person under acceptance, letter of credit or similar facilities, but in each case only to the extent drawn, (vi) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (vii) all Debt of others referred to in clauses (i) through (vi) above guaranteed directly or indirectly in any manner by such Person, and (viii) all Debt referred to in clauses (i) through (vii) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, provided, that such Debt shall only be considered Debt to the extent of the fair market value of the property so encumbered.

“Disclosure Letter” means the disclosure letter dated as of the date hereof delivered by the Sellers to the Acquiror and which forms a part of this Agreement.

“Employee on Disability Leave” means any Business Employee who is employed by an Asset Seller and who, as of the Closing Date, is on short-term or long-term disability leave; provided, however, that the term “Employee on Disability Leave” shall exclude any Business Employee whose employment is required to transfer as of the Closing Date to the Acquiror or its Affiliates pursuant to any applicable Law or collective bargaining agreement.

“Employee Plans” means (a) any “employee benefit plan” (within the meaning of section 3(3) of ERISA), (b) any retirement, welfare benefit, incentive compensation, stock option, stock purchase, restricted stock, equity compensation, deferred compensation or severance plan, program or agreement, (c) any employment, termination, severance or other material contract or agreement that provides for employee benefits or compensation, to which any of the Sellers or their Affiliates is a party with a Business Employee or a former Business Employee for which there is a current obligation, and (d) any other material employee benefit plan, program or agreement in each case pursuant to which any of the Sellers or their Affiliates currently has any obligation with respect to any Business Employee or former Business Employee, other than any governmental plan or arrangement, or statutorily required benefits.

“Employee Records” means all records relating to the employment of current Business Employees and former Business Employees to whom the Business retains outstanding Liabilities.

“End Date” means April 22, 2014; provided that the End Date may be extended for a period of no more than sixty (60) days by either the Acquiror or the Sellers upon written notice to the other party if, as of the End Date, all conditions to Closing have been satisfied or waived (other than those that are to be satisfied by action taken at Closing) other than the condition set forth in Section 8.01(b) and Section 8.02(b).

“Environmental Law” means any applicable Law, including common law, in effect on the date of this Agreement relating to pollution or protection of the environment or natural resources, including any relating to any Release, handling, use, treatment, storage, generation, manufacture, import or export of, or to any exposure to, any Hazardous Material.

“Environmental Permit” means any permit, approval or license required by a Governmental Authority under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“Estimated Working Capital” shall have the meaning set forth in Section 2.06(a).

“Excluded Assets” shall have the meaning set forth in Section 2.02(b).

“Excluded Liabilities” shall have the meaning set forth in Section 2.02(d).

“Final List of Business Employees” shall have the meaning set forth in Section 6.01(a).

“Final Working Capital Statement” shall have the meaning set forth in Section 2.13(c).

“Financial Statements” shall have the meaning set forth in Section 3.05(a).

“Governmental Approval” means any authorizations, consents, waivers, orders and approvals of any Governmental Authority, including any applicable waiting periods associated therewith.

“Governmental Authority” means any United States federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means any substance, material or wastes defined as “hazardous,” “toxic,” or as a “pollutant” or “contaminant,” or words of similar import, under Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations under such Act.

“Independent Accounting Firm” shall have the meaning set forth in Section 2.13(c).

“Indirect Losses” means (a) any punitive damages (other than punitive damages recovered by third parties in connection with a claim asserted by a third party), and (b) any Losses to the extent such Losses are not the probable and reasonably foreseeable result of, and which were not proximately caused by, any breach by a party hereto of a representation or warranty contained in this Agreement (provided that this clause (b) shall not apply to any Losses that are recovered by third parties in connection with a claim asserted by a third party).

“Initial Working Capital Statement” shall have the meaning set forth in Section 2.12(a).

“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, trade dress, logos and other identifiers of same, including all goodwill associated therewith, and any and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing (collectively, “Trademarks”), (c) copyrights, moral rights, mask work rights, database rights and design rights, in each case whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (d) Internet domain names and applications therefor, (e) trade secrets and (f) intellectual property rights arising from or in respect of Technology.

“Interest Rate” means an interest rate per annum equal to the sum of (a) 1% plus (b) the average of the one month British Bankers Association LIBOR for U.S. dollars that appears on page 3750 (or a successor page) of the Dow Jones Telerate Screen as of 11:00 a.m. (London time) on each day during the period for which interest is to be paid.

“Inventory” shall have meaning set forth in Section 2.02(a)(i).

“Knowledge of the Sellers” means the actual knowledge after reasonable inquiry of the Persons listed on Section 1.01(a) of the Disclosure Letter.

“Law” means any U.S. federal, state, local or non-U.S. statute, law, ordinance, regulation, rule, code, order, directive or other requirement or rule of law in any applicable jurisdiction.

“Liabilities” means any Debt, liability, loss, damage, claim, demand, cost, expense (including reasonable attorneys’ and consultants’ fees and expenses), interest, award, judgment, penalty, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description, including all costs and expenses related thereto and including those arising under any Law, Action or Governmental Order and those arising under any Contract.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien, license, charge, easement, option, right of first refusal, right of first offer, limitation or restriction of any kind or any other encumbrance of any kind, character or description.

“Loss” shall have meaning set forth in Section 10.01.

“Material Adverse Effect” means any circumstance, matter, change, development, event, state of facts, occurrence or effect that, individually or in the aggregate with other circumstances, matters, changes, events, occurrences or effects, has had or would reasonably be expected to have or result in (a) a material adverse effect on the business, operations, Liabilities, condition (financial or otherwise) or results of operations of the Business, taken as a whole;

provided, however, that for the purposes of this clause (a) any adverse effect arising out of, resulting from or attributable to any circumstance described in the following clauses (i) through (ix) shall not constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur: (i) an event or series of events or circumstances affecting the United States, Belgium or global economy generally or capital or financial markets generally, including changes in interest or exchange rates, (ii) an event or series of events or circumstances affecting political conditions generally of the United States, Belgium or any other country or jurisdiction in which the Company or the Transferred Subsidiary operate, (iii) an event or series of events or circumstances affecting the industry generally in which the Business operates or in which products of the Business are used or distributed, (iv) an event or series of events or circumstances solely attributable to the execution or the announcement of, or the consummation of the transactions contemplated by, this Agreement, including the impact thereof on shortfalls or declines in revenue, margins or profitability, the loss of, or disruption in, any customer, supplier, and/or vendor relationships, or loss of personnel, (v) any changes in applicable Law, US GAAP or the enforcement or interpretation thereof, (vi) actions specifically required to be taken or required to be omitted pursuant to this Agreement, or taken with the Acquiror’s prior written consent, (vii) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, or (viii) any failure by the Business to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded by this clause (viii)), except in the case of the foregoing clauses (i), (ii), (iii), (v) or (vii), to the extent such circumstance, matter, change, development, event, state of facts, occurrence or effect is (or would reasonably be expected to be) disproportionately adverse with respect to the Business, in each case, taken as a whole, compared to other Persons in the industry in which the Asset Sellers, the Company and the Transferred Subsidiary conduct the Business, or (b) any material impairment or delay in the ability of any Seller to perform its obligations under this Agreement or any Ancillary Agreement to which it is a party or to consummate the transactions contemplated hereby or thereby.

“Material Contract” means, as of the date of this Agreement, any Contract material to the Business, including all of the following Business Contracts:

(a) Business Contracts to purchase or sell goods or products from a supplier or to a customer of the Business and that the Asset Sellers, the Company or the Transferred Subsidiary reasonably expect will result in purchases or sales in an aggregate amount that exceed $250,000 annually or $250,000 extending beyond one (1) year from the date hereof, in each case with respect to the Business;

(b) Business Contracts for joint ventures, strategic alliances or partnerships;

(c) Business Contracts, other than Employee Plans, which involve the expenditure of more than $250,000 in the aggregate or require performance by any party more than one year from the date hereof that, in either case, are not terminable by the Asset Sellers, the Company or the Transferred Subsidiary without penalty on notice of one hundred and eighty (180) days or less (for avoidance of doubt, excluding any non-disclosure agreements);

(d) Business Contracts that limit the ability of the Asset Sellers, the Company or the Transferred Subsidiary to compete in any line of business or with any Person or in any geographic area during any time period;

(e) Business Contracts relating to Debt with respect to which any of the Asset Sellers, the Company or the Transferred Subsidiary is an obligor in excess of $250,000, or which impose a Lien other than a Permitted Exception on any of the Business Assets;

(f) Business Contracts to sell, lease or otherwise dispose of any Business Asset other than the sale of finished products in the ordinary course of business consistent with past practice;

(g) Business Contracts granting to any Person an option or right of first refusal, right of first offer or similar preferential right to purchase or acquire any of the Shares, the shares of the Transferred Subsidiary, the shares of the Transferred JV or the Transferred Assets, other than contracts entered into in the ordinary course of business consistent with past practice that grant customers of the Business a preferential right to purchase finished products; and

(h) Any (i) Assumed IP Agreements and Company IP Agreements pursuant to which a third party has granted to an Asset Seller, the Company or the Transferred Subsidiary (as applicable) a license under, or a covenant not to sue in respect of, Intellectual Property Used in the conduct of the Business, other than agreements relating to commercially available off the shelf computer software licensed pursuant to standard terms or agreements pursuant to which the license fees are less than $100,000 per year, and (ii) Assumed IP Agreements and Company IP Agreements pursuant to which an Asset Seller, the Company or the Transferred Subsidiary (as applicable) has granted to a third party a license under, or a covenant not to sue in respect of, Business Intellectual Property that is material to the operation of the Business, other than licenses granted in the ordinary course of business to customers or distributors.

“Material Permits” shall have the meaning set forth in Section 3.09(a).

“Monthly Management Statement” has the meaning set forth in Section 5.02(b).

“Non-Party Affiliates” shall have the meaning set forth in Section 10.16.

“Non-Compete Period” shall have the meaning set forth in Section 5.11(a).

“Notice of Disagreement” shall have the meaning set forth in Section 2.13(a).

“Permitted Exceptions” means: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet delinquent or that are being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law  and on a basis consistent with past practice; (c) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (d) defects or imperfections of title, easements, covenants, rights of way, restrictions and other similar charges, title exceptions or encumbrances disclosed in policies, reports or title insurance or which, individually or in the aggregate, would not result in a Material Adverse Effect; (e) Liens not created by the Sellers, the Company or the Transferred Subsidiary that affect the underlying fee interest of any Company Leased Property; (f) Liens incurred in the ordinary course of business and on a basis consistent with past practice securing obligations or liabilities that are not material to the Business Assets; (g) Liens resulting from any facts or circumstances relating  the Acquiror or its Affiliates; (h) zoning, entitlement and other land use and environmental regulations issued by any Governmental Authority; (i) any set of facts an accurate up-to-date survey would show, provided such facts, individually or in the aggregate, would not result in a Material Adverse Effect; (j) in the case of Intellectual Property and Technology, non-exclusive licenses, options to license on a non-exclusive basis or covenants not to assert claims of infringement, in each case entered into in the ordinary course of business consistent with past practice and in existence as of the date hereof from the Sellers or any of their Affiliates to third parties; (k) Liens that have been placed by a third party on the fee title of real property constituting Company Leased Property or real property over which any of the Sellers, the Company or the Transferred Subsidiary has easement rights, and subordination or similar agreements relating thereto, (l) with respect to the Transferred JV, Liens relating to or arising out of the Transferred JV Agreement, and (m) with respect to the Transferred Minority Investments, Liens relating to or arising out of the agreements set forth on Annex B to the Disclosure Letter; provided, that with respect to the foregoing clauses (a) – (l), such Liens, individually or in the aggregate, do not materially detract from the value or materially impair the use of the applicable property or asset for its current and anticipated purpose.

“Person” means any natural person, general or limited partnership, corporation, company, trust, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Post-Closing Adjustment” shall have the meaning set forth in Section 2.14.

“Preliminary List of Business Employees” shall have the meaning set forth in Section 3.14(i).

“Purchase Price” shall have the meaning set forth in Section 2.05.

“Purchase Price Allocation” shall have the meaning set forth in Section 7.02.

“Real Properties” means, collectively, the Company Owned Property and the Company Leased Property.

“Real Property Leases” means leases governing the Company Leased Property.

“Reference Balance Sheet” shall have the meaning set forth in Section 3.05(a).

“Reference Working Capital Statement” means the statement set forth in Annex A to the Disclosure Letter and which sets forth (a) the Transaction Accounting Principles and (b) the Working Capital of the Business as of the close of business on September 30, 2013, prepared in accordance with US GAAP and the Transaction Accounting Principles set forth therein.

“Registered Intellectual Property” means Intellectual Property that is issued by, or registered or filed with, any Governmental Authority or Internet domain name registrar, including patents, registered copyrights, registered trademarks, Internet domain names and applications for any of the foregoing.

“Related to the Business” means (i) used primarily in the conduct of the Business, or (ii) arising, directly or indirectly, primarily out of the operation or conduct of the Business.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, migrating, placing and the like into or upon any land or water or air or otherwise into the environment.

“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person.

“Resigning Directors” shall have the meaning set forth in Section 2.07(b).

“Restructuring Transactions” shall have the meaning set forth in Section 5.06.

“Review Period” shall have the meaning set forth in Section 2.12(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations under such Act.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Incorporation, Qualification and Authority), Section 3.02 (Capital Structure of the Company and the Transferred Entities), Section 3.10 (Sufficiency of the Business Assets) and  Sections 3.11(b) and 3.11(c) (Intellectual Property).

“Seller Intellectual Property” means all Intellectual Property in which any one or more of the Asset Sellers, or any of their Affiliates other than the Company and the Transferred Subsidiary, has an ownership interest, but excluding the Business Intellectual Property (as it exists immediately prior to the Closing).

“Seller Business IP Agreements” means (a) Contracts pursuant to which an Asset Seller grants to any third party a license under, or a covenant not to sue in respect of, Business Intellectual Property, (b) Contracts Related to the Business pursuant to which any third party grants to an Asset Seller a license under, or a covenant not to sue in respect of, Intellectual Property Used in the conduct of the Business, and (c) Contracts between an Asset Seller and any third party relating to the development of Business Intellectual Property.

“Seller Technology” means all Technology in which any one or more of the Asset Sellers, or any of their Affiliates other than the Company and the Transferred Subsidiary, has an ownership interest, but excluding the Business Technology (as it exists immediately prior to the Closing).

“Sellers” means ATMI, the Share Sellers and the Asset Sellers.

“Severance Plan” shall have the meaning set forth in Section 6.01(e).

“Share Sellers” shall have the meaning set forth in the Preamble.

“Shares” shall have the meaning set forth in Recital C.

“Statement of Estimated Working Capital” shall have the meaning set forth in Section 2.06(a).

“Subsidiary” of any specified Person means any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control.

“Target Working Capital” means $17,700,000.

“Tax” or “Taxes” means all income, excise, gross receipts, ad valorem, value-added, sales, use, employment, franchise, profits, gains, property, transfer, use, payroll, intangibles or other taxes, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax Authority with respect thereto.

“Tax Authority” means any Governmental Authority responsible for the administration of any Tax.

“Tax Returns” means all returns and reports (including claim of refund, elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Tax Authority relating to Taxes.

“Technology” shall mean, collectively, all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, computer software, databases, documentation, confidential, proprietary or non-public information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, and all related technology.

“Third Party Rights” shall have the meaning set forth in Section 2.03(a).

“Transaction Accounting Principles” shall mean the transaction accounting principles set forth in Annex A to the Disclosure Letter.

“Transaction Agreements” means this Agreement and each of the Ancillary Agreements.

“Transfer Taxes” shall have the meaning set forth in Section 7.01.

“Transfer Time” means (i) in the case of each Business Employee who is not an Employee on Disability Leave, the Closing, and (ii) in the case of each Business Employee who is an Employee on Disability Leave and who accepts the offer of employment from the Acquiror or its Affiliates as provided in Section 6.01(a), 12:01 a.m. on the date that such Employee on Disability Leave actually begins active employment with the Acquiror or its Affiliates.

“Transferred Assets” shall have the meaning set forth in Section 2.02(a).

“Transferred Entities” means, collectively, the Transferred JV and the Transferred Subsidiary.

“Transferred JV” means ATMI AUSTAR LifeSciences Ltd., a company organized under the laws of Hong Kong and a joint venture holding company.

“Transferred JV Agreement” means the Subscription and Shareholders Agreement by and between ATMI Packaging, N.V. and Austar Pharmmed Consumable Limited, dated as of January 25, 2007.

“Transferred Minority Investments” means the Company Minority Investments and the Asset Seller Minority Investments.

“Transferred Permits” shall have the meaning set forth in Section 2.02(a)(ix).

“Transferred Subsidiary” means Artelis SA, a company organized under the laws of Belgium and a wholly owned subsidiary of the Company.

“Transferred Employees” shall have the meaning set forth in Section 6.01(a).

“Transition Services Agreement” shall have the meaning set forth in Section 5.10.

“Ultra Clean Packaging” means two-dimensional (formed by no more than two sheets) passive plastic-based packaging for storing and transporting solid devices.  For the avoidance of doubt, Ultra Clean Packaging does not include three-dimensional containers (including bag-in-overpak configurations), containers for storing or transporting liquids/chemicals or containers with active mechanisms such as mixing or dispensing components.

“US GAAP” means the generally accepted accounting principles used in the United States, applied consistently throughout the periods involved.

“Used” in connection with Intellectual Property and products and services means such Intellectual Property that directly or indirectly covers the development, manufacturing, use, distribution, sale, offer for sale, importing, exporting, lease or other disposition of those products and services.  “Use” and other variants or variations of the word “Used” shall have correlative meanings.

“VAT” means value added Tax and any other Tax of a similar nature.

“Working Capital” has the meaning set forth in the Reference Working Capital Statement; provided, however, that in no event shall Working Capital (or any components thereof) include any Excluded Assets or Excluded Liabilities.